Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
SEA CONTAINERS LTD., et al.,(1)	) )	Case No. 06-11156 (KJC) (Jointly Administered)
)
Debtors.	)	Objection Deadline: May 28, 2008 at 4:00 p.m. (ET)
	)	Hearing Date: June 4, 2008 at 1:30 p.m. (ET)

NOTICE OF MOTION

TO:                           (I) THE OFFICE OF THE UNITED STATES TRUSTEE; (II) COUNSEL TO THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS FOR SCL; (III) COUNSEL TO THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS FOR SCSL AND (IV) THOSE PARTIES REQUESTING NOTICE IN ACCORDANCE WITH LOCAL RULE 2002-1(B).

PLEASE TAKE NOTICE that the above-captioned debtors and debtors in possession (the “Debtors”) have filed the attached DEBTORS’ MOTION FOR ORDER AUTHORIZING SCL’S ENTRY INTO FRAMEWORK AGREEMENT WITH GECC FOR GLOBAL SETTLEMENT OF PENDING CLAIMS AND OTHER MATTERS REGARDING GE SEACO (the “Motion”).

Responses, if any, to the Motion must be filed with the United States Bankruptcy Court for the District of Delaware, 824 N. Market Street, 3rd Floor, Wilmington, Delaware 19801 on or before May 28, 2008 at 4:00 p.m. (ET) (the “Objection Deadline”).  At the same time, you must serve a copy of your response upon the undersigned counsel.

A HEARING ON THE MOTION WILL BE HELD ON JUNE 4, 2008 AT 1:30 P.M. (ET) BEFORE THE HONORABLE KEVIN J. CAREY IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 824 N. MARKET STREET, 5TH FLOOR, WILMINGTON, DELAWARE 19801.

(1)                      The Debtors in these chapter 11 cases are Sea Containers Caribbean Inc. (“SCC”), Sea Containers Ltd. (“SCL”), and Sea Containers Services Ltd. (“SCSL”)

IF YOU FAIL TO RESPOND TO THE MOTION IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF REQUESTED THEREIN WITHOUT FURTHER NOTICE OR A HEARING.

Dated:	Wilmington, Delaware
May 2, 2008

YOUNG CONAWAY STARGATT & TAYLOR, LLP

/s/ Edmon L. Morton
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Sean T. Greecher (No. 4484)
Young Conaway Stargatt & Taylor
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

and

David L. Eaton (pro hac vice)
David A. Agay (pro hac vice)
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

Yosef J. Riemer (pro hac vice)
Soham D. Naik
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Counsel to the Debtors and Debtors-in-Possession

2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
SEA CONTAINERS LTD., et al.,(1)	) )	Case No. 06-11156 (KJC) (Jointly Administered)
)
Debtors.	)	Objection Deadline: May 28, 2008 at 4:00 p.m. (ET)
	)	Hearing Date: June 4, 2008 at 1:30 p.m. (ET)

DEBTORS’ MOTION FOR ORDER AUTHORIZING SCL’S ENTRY INTO FRAMEWORK AGREEMENT WITH GECC FOR GLOBAL SETTLEMENT OF PENDING CLAIMS AND OTHER MATTERS REGARDING GE SEACO

The value of the Debtors’ interests in the GE SeaCo SRL (“GE SeaCo”) joint venture has been front and center since the inception of this case.  The Court also no doubt is aware, from having entered two orders permitting arbitrations, that the parties to the joint venture have had a difficult and litigious relationship.  In filing this motion (this “Motion”), the Debtors are seeking entry of an order authorizing SCL to enter into a framework agreement, attached hereto as Exhibit A, between SCL, for itself and its subsidiaries, and General Electric Capital Corporation (“GECC”), for itself and its subsidiaries,(2) (the “Agreement”) and a side letter,(3) attached hereto as Exhibit B, between SCL and GECC (collectively with the Agreement, the “Framework Agreement”), intended to end the contentiousness between the joint venture partners so as to permit GE SeaCo’s management, to focus 100% of its efforts on managing and growing the GE SeaCo business, thereby unlocking and realizing value for the estates’ creditors.

(1)                      The Debtors in these chapter 11 cases are Sea Containers Caribbean Inc. (“SCC”), Sea Containers Ltd. (“SCL”), and Sea Containers Services Ltd. (“SCSL”)

(2)                      GECC’s subsidiaries include, but are not limited to, GE Capital Container SRL, GE Capital Container Two SRL (together with GE Capital Container SRL, “GE Capital Container”), and Genstar Container Corporation (“Genstar”).

(3)                      Pursuant to the side letter, SCL and GECC agree that they will cause GE SeaCo, for itself and its subsidiaries, to abide by the Agreement and that GE SeaCo will have the benefits of the Agreement.

The Framework Agreement is the result of substantial efforts made by the Debtors, GE SeaCo, and GECC to resolve all disputes between the parties, establish a platform for a normalized business relationship, and maximize GE SeaCo’s value for its stakeholders.  In summary, the Framework Agreement provides for: (a) a settlement and release of all existing and pending claims between the parties; (b) a basis upon which to file and confirm a chapter 11 plan, while eliminating the possibility that GECC would assert that a plan would constitute a change of control under the joint venture documents; and (c) modifications of certain relevant GE SeaCo agreements to streamline and update the governance and operations of GE SeaCo.  In support of this Motion, the Debtors respectfully represent as follows:

Introduction

1.                                       Under the terms of the proposed Framework Agreement, GECC and GE SeaCo would release significant claims asserted against the Debtors, which are estimated as having a face value of over $100 million, and which are the subject of intensive and expensive ongoing arbitration proceedings.  Moreover, under the Framework Agreement, GECC has agreed to waive any rights to assert under the GE SeaCo governing agreements that a chapter 11 plan of the type described in the Framework Agreement would trigger certain buy-out rights for GE SeaCo.  This waiver is significant because it will enable the Debtors to formulate a path to exit in the near term without the specter of further disputes with GECC, avoid potentially mountainous additional administrative costs, and facilitate the distribution of value by the estates to creditors.  Finally, as indicated, the Framework Agreement sets out changes to the GE SeaCo governing agreements that will streamline and update GE SeaCo’s governance and operations.  These changes include certain information and reporting obligations that will provide the reorganized Debtors and their creditors with better visibility into GE SeaCo’s operating and financial performance and foster the liquidity of post-reorganization securities.  By improving the governance of GE SeaCo in these areas, the Framework Agreement will enhance value for GE SeaCo’s stakeholders, including (ultimately) the Debtors’ creditors.

2.                                       Accordingly, as further detailed herein, the Framework Agreement will greatly benefit the estates, and Debtors respectfully submit that ample grounds exist for the Court to approve SCL’s entry into the Framework Agreement.

Jurisdiction

3.                                       This Court has jurisdiction over this matter pursuant to 28 U.S.C. § § 157 and 1334.  This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).  Venue is proper in this Court pursuant to 28 U.S.C. § § 1408 and 1409.

4.                                       The statutory bases for the relief sought in this Motion are section 363(b) of title 11 of the United States Code, 11 U.S.C. § § 101, et seq. (the “Bankruptcy Code”) and FED. R. BANKR. P. 9019.

Background

The Debtors

5.                                       On October 15, 2006, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code.  On October 17, 2006, this Court entered an order directing the joint administration and procedural consolidation of these chapter 11 cases.

6.                                       The Debtors continue in possession of their respective properties and have continued to operate and maintain their respective businesses as debtors in possession pursuant to Bankruptcy Code § § 1107(a) and 1108.

7.                                       At the outset of these chapter 11 cases, the United States Trustee appointed an official committee of unsecured creditors.  On January 23, 2007, the U.S. Trustee replaced the official committee of unsecured creditors with the Official Committee of Unsecured Creditors for SCL (the “SCL Committee”) and the Official Committee of Unsecured Creditors for SCSL (the “SCSL Committee” and together with the SCL Committee, the “Creditors’ Committees”).

8.                                       SCL is the ultimate parent of a group of affiliated companies that includes the other Debtors, as well as more than 100 non-debtor, wholly-owned foreign and U.S. subsidiaries (collectively, the “Company”).  The Company historically operated as a marine container company, leasing container ships and cargo containers to ocean carriers and shippers worldwide.  Beginning in the late 1970s, in an effort to expand its revenue base, the Company diversified its operations and engaged in businesses other than marine container leasing.  The Company now is in the process of disposing of these non-core assets, with the goal of reorganizing around its core marine container leasing business, which, as further discussed below, operates in large part through its joint venture, GE SeaCo.

The Formation of GE SeaCo and the Various Container Fleets

9.                                       In 1998, SCL and GECC (through its subsidiaries, GE Capital Container SRL and Genstar)(4) formed GE SeaCo as a joint venture, organized under Barbados law, to engage in the business of leasing marine and land containers.  Currently, GE SeaCo is one of the four largest container lessors in the world with a fleet of owned and managed containers of approximately 930,000 Twenty-Foot Equivalent Units.

10.                                 The terms formally establishing GE SeaCo were set forth in an Omnibus Agreement, dated March 19, 1998, signed by SCL, GE SeaCo, Genstar, and GE Capital Container (the “Omnibus Agreement”).  The Omnibus Agreement provides for GE SeaCo to

(4)                      The GECC containers operated and managed by GE SeaCo are owned by Genstar, while GECC’s quotas in GE SeaCo are held by GE Capital Container.  Reference herein to GECC shall include GECC, GE Capital Container, and/or Genstar as the context requires.

manage the parties’ combined container fleets, with certain exceptions, and divides those containers into three distinct fleets:

•                 The first fleet (the “Leased Fleet”) is governed by two Master Lease Agreements (the “MLAs”) and consists of containers that are owned by SCL (or its subsidiaries) or GECC and leased to GE SeaCo in return for payment of rent.  The residual profits (or losses) on the Leased Fleet are shared 70/30 between GECC and SCL in accordance with their respective holdings of the Class B Quotas of GE SeaCo.

•                 The second fleet (the “Managed Fleet”) is subject to two Equipment Management Agreements (the “EMAs”) and consists of containers that are owned by SCL (or its subsidiaries) or GECC and managed by GE SeaCo for the benefit of the owners in return for a management fee paid to GE SeaCo.

•                 The third and final fleet is owned outright by GE SeaCo (the “Owned Fleet”).

11.                                 As contemplated by the Omnibus Agreement, the parties subsequently entered into several additional agreements that further defined and implemented the joint venture.  For example, SCL and GE Capital Container entered into a Members’ Agreement, as of May 1, 1998 (as amended, the “Members’ Agreement”).  Among other things, the Members’ Agreement contains detailed provisions regarding the transfer of quotas by the joint venture partners, financial reporting and sharing of information with the joint venture partners, selection and composition of the GE SeaCo Board of Managers, and arbitration of certain disputes among the parties.  In addition, SCSL entered into a Services Agreement, dated May 1, 1998, with GE SeaCo and GE SeaCo Services Ltd. (the “Services Agreement”), pursuant to which SCSL made available to GE SeaCo Services Ltd. various corporate and administration services.  Similarly, the parties entered into an “Employee Seconding Agreement” which provided for the use of certain SCL employees by GE SeaCo.

12.                                 Pursuant to the various arrangements between the parties, SCL, through its non-debtor, wholly-owned subsidiary Quota Holdings, Ltd., owns 50% of the Class A Quotas of GE SeaCo, representing the economic value of the Owned Fleet.  SCL also owns 30% of the

Class B Quotas of GE SeaCo, which represent the residual value of the Leased Fleet following GE SeaCo’s payment of MLA rent to SCL and GECC and expenses.(5)  The significant majority of SCL’s Leased Fleet and Managed Fleet containers is owned by Sea Containers SPC Ltd. (“SPC”), a “bankruptcy remote” subsidiary of SCL established to facilitate a prepetition securitized financing arrangement.

13.                                 The Leased Fleet.  For the Leased Fleet, GE SeaCo pays a fixed rent per leased container on a quarterly basis to SCL and GECC.  GE SeaCo has not used cash flow from its owned fleet to pay rent on the MLAs, and is prohibited from doing so by covenants in its credit facilities.  Until 2006, the cash flow from the Leased Fleet was insufficient to cover the rent on the MLAs, and the parties periodically agreed to rent abatements and reductions under the MLAs, with the most recent rent reduction as of January 1, 2006.  When a container in the Leased Fleet reaches a certain age or reaches a certain condition, the container is transferred to the Managed Fleet.  Containers in the Leased Fleet also may be transferred to the Managed Fleet to maintain a container ownership ratio in the Leased Fleet of 70% owned by GECC and 30% owned by SCL.  Subject to certain restrictions, sales of idle containers and, in limited cases, utilized containers are possible.  Because new containers are not added to the Leased Fleet, the Leased Fleet is shrinking and is expected to cease to exist over the next several years.

(5)                      In total, GE SeaCo originally issued five classes of quotas, as follows: 6,000 Class A Quotas, 6,000 Class B Quotas, 1 Class C Quota, 200,002 Class D Quotas and 200,002 Class E Quotas.  The Class D Quotas were redeemed in May 1999 and therefore no Class D Quotas remain outstanding.  GECC holds the only Class C Quota, and SCL holds a majority (100,002) of the Class E Quotas.  As the holder of the Class C Quota, GECC can elect an additional manager to the GE SeaCo Board of Managers upon the occurrence of certain events.  As further discussed herein, GECC exercised its right as the Class C Quotaholder to appoint an additional Board manager in April 2006, due, in part, to GE SeaCo’s failure to pay the full contractual rent under the MLAs.  As the majority holder of the Class E Quotas, SCL also has the right to appoint an additional manager to the GE SeaCo Board upon the bankruptcy or insolvency of GECC.

14.           Because of worse than expected performance on the Leased Fleet through the end of 2006 (on a cumulative basis), no dividend had been paid on the Class B Quotas.  Losses on the Leased Fleet had eroded the Class B Quota capital accounts, which consisted of an initial capital contribution plus contributions in the form of debt and rents owing to SCL and GECC.  By an amendment to the GE SeaCo governing agreements, supplemental dividends on Leased Fleet earnings, cumulated since January 1, 2006, and capped at the amount of the cumulative 2006 rent reduction, are paid.  (Without the amendment, Class B Quota dividends never would have been paid because of the substantial cumulative loss since 1998.)  Except for these limited special dividends, any amounts in the Class B Quota capital account are not payable until the redemption of the Class B Quotas, which would not occur until at least 2012.  As of December 31, 2007, after giving effect to the special dividends for that period, there was $29.4 million in the Class B Quota capital account (approximately $20.6 million in respect of GECC’s Class B Quotas and approximately $8.9 million in respect of SCL’s Class B Quotas).

15.           The Managed Fleet.  SCL and GECC direct the management (e.g., leasing and sales decisions) of their respective Managed Fleet containers and, rather than receiving fixed rents, bear most of the risks and rewards of the Managed Fleet.  GE SeaCo pays SCL and GECC the revenues generated from the Managed Fleet containers, net of direct operating expenses and a management fee retained by GE SeaCo.  GE SeaCo’s management fee consists of an allocation of a portion of the selling, general, and administration expenses (a/k/a “SG&A”) of GE SeaCo and, in the event gross revenues from the Managed Fleet leases exceed the SG&A allocation, 5% of that excess.  GE SeaCo, upon the instructions of either GECC or SCL, as applicable, may also sell Managed Fleet containers.  Proceeds of such sales (less sales commissions paid to GE SeaCo or their agent) are paid to the owner of the sold containers.  SCL and GECC may also sell

Managed Fleet containers through their own efforts, although a reduced fee would still be payable to GE SeaCo.

The 2005-2006 Arbitration

16.           Starting on March 29, 2005, GECC, acting on behalf of GE SeaCo, sent four notices of default to SCL alleging several defaults under the Services Agreement, the Employee Seconding Agreement and other joint venture agreements and arrangements.  The notices of default also purportedly began the process to terminate the Services Agreement.  SCL obtained a temporary restraining order from the New York State Supreme Court precluding termination of the Services Agreement.  GECC and SCL later entered into a stipulation that prevented termination of the Services Agreement prior to August 17, 2005, and an arbitrator subsequently issued an order precluding termination of the Services Agreement while the arbitration was pending.

17.           On July 6, 2005, SCL served GECC with a Notice of Arbitration seeking, among other things, an injunction preventing GECC from terminating either the Services Agreement or the Employee Seconding Agreement.(6)  In a counterclaim, GECC alleged that SCSL had breached the Services Agreement and sought a declaration that the agreement could be terminated.  GECC also sought millions of dollars in damages.  Following a six-day hearing, the arbitrator decided that the Services Agreement had been breached, GE SeaCo was entitled to damages for certain breaches, and the Services Agreement would be deemed terminated as of

(6)           The 2005 arbitration followed another arbitration in 2004 between GECC and SCL regarding disputes under the EMAs and MLAs (the “2004 Arbitration”).  In the 2004 Arbitration, SCL claimed that, pursuant to the GECC MLA, it was owed compensation for GECC’s sale of certain containers.  GECC, in turn, claimed that SCL withdrew certain leased containers from GE SeaCo in contravention of the SCL EMA.  After a full evidentiary hearing, the arbitrator ruled on October 15, 2004 that both parties were entitled to relief on their respective claims with SCL due containers with a value of $716,585.00 and GECC due $2,255,152.00.  No attorneys’ fees were awarded.

May 28, 2006.  The arbitrator further held that GECC was entitled to recover attorneys’ fees as the prevailing party.  The arbitrator directed the parties to attempt to agree on the amount of damages and attorneys’ fees.  In light of this direction, SCL, SCSL, GE SeaCo, and GE Capital Container entered into an Agreement Resolving Certain Open Issues dated June 2, 2006 (the “Certain Open Issues Agreement”) regarding, inter alia, the mechanism for terminating the Services Agreement.  Also, under the Certain Open Issues Agreement, the parties agreed to terminate the Employee Seconding Agreement, and SCL agreed to pay GE SeaCo several million dollars in damages and costs as well as attorneys’ fees.

GECC Gains Control of the GE SeaCo Board

18.           Originally, under the Members’ Agreement, GE SeaCo was to be run by an eight-member Board of Managers, with SCL and GECC each appointing four members.  Substantially contemporaneous with the termination of the Services Agreement and entry into the Certain Open Issues Agreement, on April 13, 2006, GECC exercised its right to expand the Board to nine managers and appoint an additional GECC representative to fill the additional seat.(7)  Since the spring of 2006, GE SeaCo has been operated as a stand-alone company, GECC-designated members comprising the majority of the Board.

The Change of Control Arbitration

19.           As described above, prior to the filing of the bankruptcy cases, SCL engaged in two arbitrations against GECC regarding GE SeaCo.  On November 21, 2006, subsequent to the bankruptcy petition date, GECC filed a motion to lift the automatic stay to commence yet a third arbitration against SCL.  (Docket No. 134)  GECC alleged that the resignation of James

(7)           GECC’s right to appoint a fifth manager arose in part from GE SeaCo’s historic failure to pay rent under the MLAs.

Sherwood as President, Chief Executive Officer and Chairman of the Board of SCL and as a director of Contender 2 Ltd. (a subsidiary of SCL that holds the majority of the voting shares of SCL) constituted a “change of control” (8) of SCL under the Members’ Agreement and the GE SeaCo Articles of Organisation.  A change of control at SCL would have triggered a mechanism for an independent valuation of SCL’s equity interests in GE SeaCo and a purchase option for GECC at that valuation.

20.           On December 21, 2006, the Bankruptcy Court entered an order lifting the automatic stay to allow GECC to commence the arbitration (Docket No. 204) (the “Change of Control Arbitration”), and, on January 16, 2007, GECC served a notice of arbitration on SCL.  Following extensive document and deposition discovery and hearing preparation by the parties, the Change of Control Arbitration culminated in seven days of hearings that concluded on November 5, 2007.  On December 4, 2007, the arbitrator decided in favor of SCL, finding that James Sherwood’s departure from SCL did not constitute a change of control under the Members’ Agreement.  Moreover, the arbitrator held that, even if a change of control had occurred, GECC’s notice purporting to exercise its right to buyout SCL’s interest in GE SeaCo would have been untimely under the Members’ Agreement.

21.           The arbitrator further ruled that pursuant to the Members’ Agreement, SCL, as the prevailing party, is entitled to recover the reasonable fees and costs it incurred in defending against the arbitration.  On January 7, 2008, SCL submitted its application to the arbitrator for

(8)           The Members’ Agreement defines a change of control as “the acquisition of power, directly or indirectly, to direct the affairs of GE Capital or SCL, as the case may be, or to elect a majority of the board of directors of GE Capital or SCL, as the case may be, except that such term shall not include the acquisition of such power with respect to SCL by any Person or group of Persons of which J.B. Sherwood holds stock or other equity interest sufficient to direct or cause the direction of the management and policies thereof.”  Members’ Agreement § 5.06(a).

reimbursement of approximately $7 million in fees and costs.  GECC served its opposition brief on February 26, 2008.  SCL filed a reply brief on March 17, 2008.  Although the application for attorneys’ fees and costs has not yet been fully briefed,(9) the Debtors could potentially recover up to $7 million of dollars in fees and expenses for the benefit of the estates.

The Pending Chapter 11 Claims Arbitrations

22.           SCL, SCSL, GECC, and GE SeaCo also are involved in an ongoing fourth arbitration.  This arbitration relates to the proofs of claim filed by certain GECC and GE SeaCo entities against SCL and SCSL in these chapter 11 cases.  On their face, the proofs of claim initially alleged more than $165 million in total claims,(10) which generally fall into the following categories:  (a) intercompany accounts and charges among the GE SeaCo group and the SCL group; (b) alleged overpayments to SCL under the EMA; (c) disgorgement of fees paid to SCSL under the Services Agreement; (d) alleged prior mismanagement of GE SeaCo by SCL; (e) alleged excessive payment of MLA rent to SCL resulting from an alleged misapplication of the “NEBRAS” model factors test, which model is used to evaluate (from an economic perspective) whether to pay for a Leased Fleet container’s repair and continue to lease it, and if not, to terminate it under the applicable MLA and stop lease payment by GE SeaCo for the container; (f) alleged overcharges by SCL for public relations and publishing services; (g) alleged overcharges by SCL for office rent and service charges; (h) alleged mistreatment of tax domestication liabilities; (i) alleged unpaid SG&A expenses under the SCL EMA; (j) claims regarding a lease with Ocean Reefer Containers Associates Lines Ltd., an affiliate of SCL;

(9)           In response to a request by GECC, the arbitrator allowed GECC to file a sur-reply and SCL to file a sur-sur-reply.  These briefs have not yet been filed.

(10)         As set forth in paragraph 25, below, GECC and GE SeaCo subsequently amended these claims and increased the amount sought.

(k) claims regarding a lease with Alliance Reefer Containers Line Ltd., an affiliate of SCL; and (l) alleged mismanagement of GE SeaCo’s participation in SCSL’s 1983 pension scheme.

23.           On September 7, 2007, citing to the arbitration provisions in the GE SeaCo governing agreements, GECC and GE SeaCo filed a motion for relief from the automatic stay to proceed with arbitration of their asserted claims.  The Debtors consented in principle to the lifting of the automatic stay to permit the arbitration, subject to the resolution of certain details regarding the process.(11)  The parties subsequently agreed on a form of order to arbitrate the claims, which the Bankruptcy Court entered on October 9, 2007.  (Docket No. 1081)

24.           As part of that order, the parties agreed to temporarily exclude the $90 million in alleged intercompany claims from the arbitration to attempt a consensual resolution.  Following extensive negotiations, SCL, GE SeaCo, and the Creditors’ Committees agreed on a stipulation resolving the intercompany claims and other intercompany balances among the parties.  Pursuant to the stipulation, GE SeaCo set aside at least $600,000 in a segregated account for the benefit of SCL with respect to the intercompany claims, against which GE SeaCo could offset certain claims if ultimately allowed against the Debtors.  The Bankruptcy Court approved the intercompany claims stipulation by order dated March 15, 2008.  (Docket No. 1547)

25.           Meanwhile, on October 24, 2007, pursuant to the October 9, 2007 lift stay order, GECC and GE SeaCo initiated the arbitration of six of the claims asserted in their proofs of claim against SCL, SCSL, and certain of SCL’s non-debtor subsidiaries.  On January 4, 2008, the Debtors filed a motion to dismiss all of the claims submitted to arbitration.  The arbitrator granted the motion to dismiss on March 3, 2008, in part, but allowed the claimants to re-plead

(11)         As part of that process, the parties agreed to arbitrate these claims in two phases:  the first, in which the EMA overpayment claim would be arbitrated, and the second, in which all other claims would be arbitrated.

the dismissed claims with more specific allegations.  On March 10, 2008, GECC and GE SeaCo filed an amended notice of arbitration re-asserting the claims in the following amounts:

•                  The EMA Overpayment Claim:  $14,380,999 in principal and $6,883,122 in interest at a 9% rate, resulting in a total claim of $21,264,111.  On account of this claim, GE SeaCo has withheld nearly $20 million under the SCL EMA in an interest-bearing account.  The withheld funds have accrued approximately $200,000 in interest to date.

•                  The Claim for Disgorgement of Services Agreement Fees:  $56 million plus interest (of an unspecified amount), based on the $7 million annual fee paid to SCSL for corporate services provided under the Services Agreement during the eight years prior to the termination of the Services Agreement.

•                  The Financial Mismanagement Claim:  Approximately $24 million in aggregate, including approximately (a) $15.2 million for mismanagement of containers by SCL and SCSL that allegedly may have exposed GE SeaCo to potential liability in respect of domestication issues in various countries, plus $1 million relating to expenses and costs; and (b) $8 million for alleged mismanagement in relation to an agreement with one specific taxing authority.

•                  The NEBRAS Claim:  Unliquidated amounts for overpayments under the MLA because of an alleged misapplication of a certain test (“NEBRAS”) that allegedly resulted in containers remaining in the Leased Fleet beyond their leasable life.

•                  The PR and Publishing Services Claim:  Approximately $4 million, plus interest, for allegedly improper or duplicative charges for public relations and publishing services.

•                  The Office Rent Claim:  an amount in excess of $750,000 with respect to the New York office, plus additional unliquidated amounts for certain other offices, for the alleged misallocation of costs to GE SeaCo for office space shared with SCL.(12)

(12)         As noted, only six of the original 12 claims have been pursued in the arbitration.  To the Debtors’ knowledge, the following claims have been dropped:  unpaid SG&A expenses; lease with Ocean Reefer Containers Assoc. Lines Ltd; lease with  Alliance Reefer Containers Line Ltd; and mismanagement of the pension scheme.  As discussed, the intercompany claim was settled.  While not asserted on a stand alone basis, the tax domestication claim was included in the arbitration as part of the financial mismanagement claim.  Under the proposed Framework Agreement, GECC and GE SeaCo would release the Debtors, their subsidiaries, successors and assigns from all pending claims asserted in the proofs of claim, including any and all claims arising prior to the effective date of the settlement agreement.

The aggregate face value of the claims asserted in the arbitration is in excess of $100 million, not accounting for unliquidated claims, interest charges (other than with respect to the EMA overpayment claim), and attorneys’ fees (as mentioned above, per the parties’ agreement, the losing party is required to reimburse the prevailing party for its attorneys’ fees).

26.           The arbitration has proceeded along a dual track.  Discovery on the EMA overpayment claim has commenced and, prior to the execution of the Framework Agreement, was scheduled to continue through May 2008, with hearings set for early June 2008.  Discovery on the remaining claims was scheduled to commence in May 2008, with hearings to take place in September and October 2008.  However, on May 1, 2008, upon the request of the parties, the arbitrator issued an order staying the arbitration as contemplated by the Framework Agreement.

The Challenges in Formulating a Chapter 11 Plan

27.           Over the past several months, the Debtors and their advisors, along with the Creditors’ Committees, have analyzed and considered several chapter 11 plan alternatives.  Structuring a plan transaction, however, is a complicated task due (inter alia) to the existence of certain provisions in the joint venture agreements that condition or restrict the transfer and ownership of GE SeaCo quotas.  Specifically, a sale or transfer of SCL’s quotas in GE SeaCo is subject, under certain conditions, to a right of first offer, which may allow GECC to preempt the sale by purchasing the quotas on the same proposed terms.   See Members’ Agreement § 5.04.  Moreover, the Members’ Agreement contains tag-along rights, which allow GECC to require the purchasing party to buy a pro-rata share of GECC’s quotas.  See Members’ Agreement § 5.05.  To further complicate matters, a plan transaction and/or distribution of equity interests in the reorganized Debtors to creditors potentially could lead to GECC’s assertion that a change of control under section 5.06 of the Members’ Agreement has occurred.  Such assertion, if successful, would allow GECC to purchase SCL’s interest in GE SeaCo at an assessed valuation.  At a minimum, these provisions and issues cast a shadow over the effort to develop a chapter 11 plan and create a real risk of protracted proceedings (including future arbitrations between SCL and GECC).  Further, the management of the affairs of GE SeaCo has been complicated by the Debtors’ chapter 11 process and the acrimony between the Debtors and GECC.  For all these reasons, it is clear that settling all claims and emerging on a consensual basis with GE SeaCo and GECC is the preferred path.

28.           In light of the potential obstacles to the formulation of a plan presented by the Members’ Agreement, the continuing drain on the estates from the ongoing GE SeaCo arbitrations, and a mutual desire to improve the joint venture relationship, the Debtors, GECC, and GE SeaCo engaged in serious discussions with the goal of reaching a global settlement.  Those discussions quickly progressed to the exchange of drafts of the Framework Agreement and ultimately to the parties’ agreement on a global settlement.  The attached Framework Agreement is the result of intensive negotiations among the Debtors, GECC, and GE SeaCo and close consultation with and input from the Creditors’ Committees.  Approval of the Framework Agreement will allow for completion of definitive documentation to implement the settlement through a chapter 11 plan.

Summary of the Settlement

29.           The parties to the Framework Agreement include GECC for itself and its subsidiaries (including GE Capital Container and Genstar) and SCL for itself and its subsidiaries.  The principal terms of the Framework Agreement generally fall into the following categories: (13)

•                  facilitating confirmation of a chapter 11 plan and emergence of the Debtors through waiver by GECC of the “right of first offer,” change of control and other rights under the GE SeaCo governing agreements (solely for purposes of the plan);

•                  clarifying and supplementing certain reporting and informational requirements relating to GE SeaCo to enhance the liquidity of the equity interests in a newly-formed company (“Newco”) that likely will own SCL’s interests in GE SeaCo, and the equity interests of which are likely to be distributed to creditors of SCL;(14)

•                  the creation of securities registration rights in GE SeaCo that would facilitate the disposition of Newco’s interests in GE SeaCo at a later date;

•                  termination of the MLAs and placing containers in the MLAs under the EMAs;

•                  certain amendments to the GE SeaCo governing agreements to update and streamline GE SeaCo’s governance and operations;

•                  provision of a special dividend from GE SeaCo which should yield SCL in excess of $10 million, which otherwise would not be payable (without interest) until at least 2012;

•                  clarifications regarding Newco’s post-emergence governance and ownership, all in light of the SCL’s anticipated emergence from chapter 11 and the distribution of equity in Newco; and

•                  a global settlement and release of outstanding claims among the Debtors, GECC and GE SeaCo.

(13)         The summary below is intended for informational purposes and is not intended to deviate in any way from the terms of the Framework Agreement.  Terms not defined in this Motion shall have the meanings ascribed in the Framework Agreement.

(14)         The Debtors have not yet formulated a definitive form of a plan of reorganization.  Equity securities of either SCL (with current liabilities discharged) or Newco likely would be the principal asset distributed to creditors under any plan.  For convenience, this summary assumes that the securities would be those of Newco.

A more detailed summary of the Framework Agreement is set forth below:

•                  Waiver of Rights for Chapter 11 Plan (§ 1.1): GECC will waive any rights under the GE SeaCo governing agreements, including with respect to any “change of control” or “rights of first offer,” for the transactions contemplated by the Debtors’ chapter 11 plan and/or any attendant schemes of arrangement in Bermuda or the U.K., so long as, among other things, the plan is consistent with the Framework Agreement.  GECC and GE SeaCo will not object to the Debtors’ chapter 11 plan except to the extent it is inconsistent with the Framework Agreement or the Definitive Settlement Agreement or if the plan is materially adverse to GE SeaCo or the interests of GECC in GE SeaCo.

•                  Termination of MLAs (§ 1.2):  The MLAs will be terminated and the units subject to the MLAs shall become subject to the EMAs.  Pursuant to the mechanism set forth in the Framework Agreement, GE SeaCo will pay a special dividend on the Class B Quotas designed to provide value substantially equivalent (without discounting to present value) to payments upon a redemption of the Class B Quotas.  In the ordinary course, redemption would not have occurred until at least 2012.  Based on the 70/30 split of the Class B Quotas and the results at December 31, 2007, it is estimated that GECC will receive approximately $20.6 million and SCL approximately $8.9 million.  It is estimated that by December 31, 2008, the amounts would be approximately $31.4 million and $13.5 million, respectively, before taking into account supplemental dividends paid in the interim.

•                  Restrictions on Persons Serving on GE SeaCo Board (§ 1.3):  The GE SeaCo governing documents will be modified so that neither GECC nor SCL/Newco may appoint to the GE SeaCo Board of Managers certain individuals, including: (a) persons affiliated with competitors of GE SeaCo or affiliated with persons subject to U.S. or other applicable trade sanctions; (b) convicted felons or persons subject to criminal prosecution or investigation for financial improprieties or crimes involving moral turpitude; (c) persons subject to bankruptcy or insolvency proceedings; (d) persons affiliated with any of the 20 largest shipping lines or 5 largest suppliers of marine containers; and (e) persons that reasonably could be expected to form the basis for debarment of GE SeaCo or its affiliates from providing services to the U.S. government and other material governmental entities.

•                  Restrictions on Ownership or Voting of SCL/Newco’s Stock (§ 1.4):  SCL/Newco’s governing agreements will provide limitations on the stock voting and/or ownership rights of individuals to the extent such rights would: (a) prevent GE SeaCo from complying with any U.S. or other applicable trade sanctions; or (b) would reasonably be expected to impose a material tax, pension or other liability on GE SeaCo.  Further, SCL/Newco’s governing documents will restrict the ability of an individual to serve as a director of SCL/Newco if such person, or any individual or entity for which such person serves as an officer, director, manager or agent, either is the subject of a debarment action or would reasonably be expected to form the basis for a debarment action.

•                  Access to Information (§ 1.5): The Framework Agreement sets forth detailed and intensively negotiated information and access rights for SCL/Newco relating to GE SeaCo.  GE SeaCo will have certain obligations to provide SCL/Newco with audited and unaudited financial and management account statements on an annual and quarterly basis.  In addition, GE SeaCo will provide management projections, operating plans, information provided to the GE SeaCo Board of Managers (subject to appropriate confidentiality and other measures), copies of management letters provided by GE SeaCo’s auditors, and other information.  SCL/Newco will have audit and other rights relating to such information so that SCL/Newco may prepare its own financial statements and reports.  Disclosure and publication of such information will be allowed, subject to appropriate confidentiality and other restrictions and certain disclaimers and indemnification in favor of GE SeaCo.  In addition, GE SeaCo will use commercially reasonable efforts to provide on a timely basis such other information as may be required for SCL/Newco to comply with applicable law (including stock exchange listing requirements).  Finally, at least one of the managers appointed to the GE SeaCo Board by SCL/Newco shall be appointed to the GE SeaCo Audit Committee.

•                  Board Consents (§ 1.6 ):  The GE SeaCo governing agreements will be modified to provide that actions of GE SeaCo which currently require the unanimous consent of its managers or the unanimous or majority consent of the Class A Quotaholders may be taken by GE SeaCo upon the consent of seven of the nine managers of the GE SeaCo Board.

•                  Transfers of the Class A Quotas (§ 1.7):  The Members’ Agreement and Articles will be modified with respect to transfers of Class A Quotas as follows:

•                  Subject to the right of first offer under the Members’ Agreement, transfers to third parties (x) for cash may be made without the consent of other quotaholders, and (y) for non-cash consideration may be accomplished only with the prior written consent of the other quotaholders.

•                  If tag-along rights under the Members’ Agreement are exercised, the buyer must commit to buy 100% of the Class A Quotas proposed to be sold by the non-initiating quotaholder (and the non-initiating quotaholder may choose to sell all or a portion of its quotas) at a price not less than the price per quota offered to the initiating quotaholder.

•                  Subject to the exercise of preemption, customary antidilution or similar rights, the issuance of additional capital stock shall only require the consent of seven of the nine managers of the GE SeaCo Board, except that consent of the Class A Quotaholders shall be required where such issuance will impact the size and/or composition of the GE SeaCo Board.  In connection with any such issuance, SCL/Newco shall have reasonable time to conduct a rights offering to raise capital in connection with the exercise of preemptive rights.

•                  If a quotaholder proposes to sell all of their Class A Quotas, and seven of the nine Board managers agree that a sale of 100 percent of the Class A Quotas in such transaction is in the best interest of the quotaholders, then the other quotaholder shall join such sale on the same price and subject to the same terms and conditions.

•                  The parties also have committed to work together in good faith to resolve the various operational issues facing GE SeaCo’s business in the short term, and put in place such enabling factors that would maximize the exit value for both parties in the medium term (so long as the same would not reasonably be expected to have adverse effect on the value of GE SeaCo in the long term).

•                  Registration Rights (§ 1.7, Annex II):  GECC and SCL also will have the right to demand the registration of their securities in GE SeaCo after a period of three years from the Effective Date of the Framework Agreement, pursuant to the terms of the Registration Rights Term Sheet, which is annexed to the Framework Agreement.

•                  GECC’s Right to Appoint a 5th Manager to the Board (§ 1.8): GECC will permanently retain the right to appoint five managers to the GE SeaCo Board, so long as its retains all of the Class A Quotas held by it.  If any securities of GE SeaCo are issued pursuant to a public offering, GECC will continue to appoint five managers so long as GECC retains at least 20% of the Class A Quotas.

•                  Settlement of Pending Claims (§ 2):

•                  The parties have agreed to enter into a global, mutual release of all pending and possible claims, including the claims currently subject to arbitration and SCL’s application for recovery of attorneys’ fees from the Change of Control Arbitration, all arising out of, related to or in connection with GE SeaCo and its business.  The release is subject to a carve-out designed to capture certain ordinary course operating obligations among the parties and any specified “bad acts” occurring after entry into the Definitive Settlement Agreement.

•                  In satisfaction of GE SeaCo’s EMA overpayment claim, GE SeaCo will retain approximately $18.9 million currently maintained in the segregated account and GE SeaCo will pay SCL approximately $1.26 million from that same account.(15)

•                  The Framework Agreement further specifies the going-forward methodology for distributions under the EMAs.

•                  Subject to adjustments set forth in the intercompany claims settlement, GE SeaCo will pay SCL the balance due under that settlement.

•                  Conditions to Effective Date of Framework Agreement (§ § 3 and 4):

•                  Court entry of an Order approving the Framework Agreement.

•                  The Pensions Regulator’s issuance of clearance statements for GE SeaCo in accordance with sections 42(2) and 46(a) of the U.K. Pension Act of 2004 in relation to the 1983 and 1990 pension schemes sponsored by SCSL.  Upon execution of the Definitive Settlement Agreement, SCL must use commercially reasonable efforts to obtain delivery of such clearance by 30 days after the filing of a chapter 11 plan (such clearance may be subject to the occurrence of the effective date of the plan).

•                  Entry into the Definitive Settlement Agreement.  The parties agree to use good faith efforts to execute the Definitive Settlement Agreement by June 15, 2008.

•                  Entry of an Order confirming the Debtors’ chapter 11 plan.  SCL agrees to use commercially reasonable efforts to file a chapter 11 plan by August 31, 2008, confirm a plan by November 30, 2008, and cause occurrence of the plan effective date by December 31, 2008, subject to approval by the applicable Bermuda and U.K. courts of any Bermuda and U.K. schemes of arrangement contemplated under the plan by no later than January 31, 2009.

•                  Miscellaneous ( § 5):

•                  Upon execution of the Framework Agreement, the parties agreed to stay the pending arbitration proceedings.

•                  The Framework Agreement sets forth certain events triggering termination of the Framework Agreement and arbitration stay.

(15)         As described herein and as set forth in Annex III to the Framework Agreement, a significant portion of the funds retained by GE SeaCo will redound to the benefit of SCL.

•                  SCL will indemnify GECC for up to $500,000 in expenses it incurs for discovery sought by a third party during the pendency of the stay.

Relief Requested

30.           By this Motion, pursuant to FED. R. BANKR. P.  9019 and Bankruptcy Code § 363(b), the Debtors seek this Court’s approval of the Framework Agreement and authority to take all actions contemplated thereunder.(16)  The Debtors believe that the Framework Agreement benefits all creditors of the estates.

Applicable Standard

31.           FED. R. BANKR. P. 9019 provides, in pertinent part, that “[o]n motion by the [debtor in possession] and after notice and a hearing, the court may approve a compromise or settlement.”  Compromises are tools for expediting the administration of a case and reducing costs and are therefore favored in bankruptcy.  See Protective Comm. of Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424 (1968) (“In administering reorganization proceedings in an economic and practical matter it will often be wise to arrange the settlement of claims.”); see also In re Martin, 91 F.3d 389, 393 (3d Cir. 1996) (quoting 9 Collier on Bankruptcy 9019.03[1] (15th Ed. 1993)) (“To minimize litigation

(16)         Pursuant to Fed. R. Bank. P. 6004(h), unless the court orders otherwise, all orders authorizing the use, sale or lease of property pursuant to Bankruptcy Code § 363 are automatically stayed for ten days after the entry of the order.  The purpose of Rule 6004(h) is to provide sufficient time for an objecting party to appeal before the order can be implemented.  See Advisory Comm. Notes to Fed R. Bank. P. 6004(g) (now rule 6004(h)).  Although Rule 6004(h) and the Advisory Committee Notes are silent as to when a court should “order otherwise” and eliminate or reduce the ten-day stay period, Collier on Bankruptcy suggests that period should be eliminated to allow a § 363 transaction to close immediately “where there has been no objection to the procedure.”  10 Collier on Bankr. 15th Ed. Rev., 6064.09 (L. King 15th rev. ed.).  Furthermore, Collier provides that if an objection is filed and overruled, and the objecting party informs the court of its intent to appeal, the stay may be reduced to the amount of time actually necessary to file such appeal.  Id. The numerous parties involved in negotiating the Framework Agreement have worked diligently and tirelessly to consummate all transactions as quickly as possible.  Accordingly, the Debtors respectfully request that this Court waive the ten-day stay period under Rule 6004(h).

and expedite the administration of a bankruptcy estate, ‘[c]ompromises are favored in bankruptcy.’”).

32.           The Third Circuit has adopted a four-factor balancing test for considering motions to approve settlements under FED. R. BANK. P. 9019:

This particular process of bankruptcy court approval [of a settlement under Bankruptcy Rule 9019] requires a bankruptcy judge to assess and balance the value of the claim that is being compromised against the value to the estate of the acceptance of the compromise proposal . . . Taking our cue from [TMT Trailer Ferry] . . . we recognize four criteria that a bankruptcy court should consider in striking this balance:

(1)                                  the probability of success in litigation;

(2)                                  the likely difficulties in collection;

(3)                                  the complexity of litigation involved, and the expense, inconvenience and delay necessarily attending it; and

(4)                                  the paramount interest of the creditors.

Martin 91 F.3d at 393; see also In re Nutraquest, Inc., 434 F.3d 639, 644-45 (3d Cir. 2006) (applying these criteria to claims brought against the debtor).

33.           In analyzing a proposed settlement, courts seek to determine “whether or not the terms of the proposed compromise fall within the reasonable range of litigation possibilities.”  In re Energy Corp., Inc., 886 F.2d 921, 929 (7th Cir. 1989) (citing Protective Comm. of Indep. Stockholders of TMT Trailer Ferry v. Anderson, 390 U.S. 414, 424-425 (1968)); see also In re Columbia Gas Sys., Inc. 1995 WL 404892, at *1 (Bankr. D. Del. Jun. 16, 1995) (approving settlement as “well within the range of reasonable litigation outcomes”).

34.           In addition, Bankruptcy Code § 363(b) provides, in relevant part, that a debtor, “after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.”  11 U.S.C. § 363(b)(1).  Under § 363(b)(1), this Court should approve a non-ordinary course transaction if the proposed use of estate assets is within the debtor’s legitimate business judgment.  See Martin, 91 F.3d at 395 (stating that the Court generally defers to the trustee’s judgment so long as there is a legitimate business justification).

Basis for Relief

35.           In this case, there are numerous benefits to the estates arising from the Framework Agreement.  One obvious benefit is the settlement of litigation and the release of claims seeking over $100 million in damages, which otherwise would have consumed significant estate resources.  Another significant benefit is GECC’s waiver of its buy-out options upon the occurrence of a change of control, right of first offer, and tag along rights, an assertion which would have complicated and delayed the confirmation of a chapter 11 plan, added substantial administrative costs, and/or diminished the recovery for creditors.  While the estates have agreed in exchange to forgo $18.9 million retained by GE SeaCo and the $7 million claim for attorneys’ fees in the Change of Control Arbitration — a portion of this consideration will redound to SCL’s benefit through its 50% economic stake in GE SeaCo.

36.           Moreover, because the Debtors anticipate reorganizing around their GE SeaCo interests, it was essential that the parties focus on creating a platform for maximizing the joint venture’s long-term profitability.  Mindful of translating GE SeaCo’s value into a recovery for their creditors, the Debtors fought hard to obtain reporting, access, audit and, other information rights that would give reorganized SCL visibility into GE SeaCo’s financial and operational performance and, in turn, facilitate the liquidity of the creditors’ equity interests in reorganized SCL.  Laying the groundwork for a market in equity securities whose trading value ultimately will be based on the performance of a privately-held, non-reporting joint venture is of significant value to the estates’ creditors.

The Claims Release

37.           As discussed, the Framework Agreement provides for a release of the pending claims, which have a total face value of over $100 million.  This amount does not take into account interest (which could be an additional $20 million) on claims other than the EMA overpayment claim, unliquidated amounts, and “real dollar” litigation costs which, between SCL and GE SeaCo, could come to over $11 million.  While it is impossible to assess with certainty at this stage the Debtors’ likelihood of success in the arbitration (or the ultimate value of the claims), the Debtors believe that, without considering any other aspects of the Framework Agreement, even assuming conservatively that GECC and GE SeaCo have only a modicum of a chance of success on the merits of their claims, the settlement falls well within the range of reasonable litigation outcomes.

38.           In addition, two critical considerations further support approval of the Framework Agreement.  First, the Framework Agreement provides for GE SeaCo to retain approximately $18.9 million, the majority of which will be allocated to the EMAs and MLAs and approximately $5 million of which will be allocated to GE SeaCo’s general funds.(17)  Therefore, SCL, through its interests in GE SeaCo will realize meaningful value derived from the $18.9 million.  Second, and more importantly, GECC’s waiver of its “change of control” buy-out option, “right of first offer,” and other rights under the GE SeaCo governing documents represent a very substantial benefit to the estates under the Framework Agreement.

(17)         The precise allocation and application of the $18.9 million is set forth in Annex III to the Framework Agreement.

GECC’s Waiver of Its Buy-Out Option And Other Rights

39.           As mentioned, GE SeaCo’s governing documents grant buy-out options to the joint venture partners under certain circumstances.  The “right of first offer” under § 5.04 of the Members Agreement and section 4 of Schedule III of GE SeaCo’s Articles of Organisation permits one quotaholder to preempt the sale of quotas by another to a third party.  “Tag along” rights under Members’ Agreement § 5.05 and section 5 of Schedule III of the Articles allow piggybacking on sales of quotas to third parties.  Section 5.06 of the Members’ Agreement and section 6 of Schedule III of the Articles triggers a mechanism for a joint venture partner to purchase the interests of the other at an assessed valuation if a “change of control” occurs.  Since the inception of these cases, GECC’s rights under these provisions have cast a shadow over the Debtors’ reorganization.  As the Court knows, the Debtors already have engaged in one arbitration to deflect and defeat a change of control claim by GECC.  That Change of Control Arbitration lasted almost a year from the date on which GECC served its notice of arbitration to the issuance of an award.  Another dispute of this nature either would delay emergence by several months (thereby adding significant administrative expenses to the estate) or expose reorganized SCL to uncertainty regarding the ownership of its joint venture interest.

40.           In particular, rights of first offer, change of control buyout options and other similar provisions significantly complicate a debtor’s efforts to market its assets, distribute value and secure exit financing.  The potential triggering of a valuation under § 5.06 of the Members’ Agreement and the parallel provision of the Articles arguably could interfere with the traditional valuation conducted in many chapter 11 confirmation proceedings.  The Debtors believe that certain otherwise desirable plan structures for distributing value to creditors might cause GECC to assert its rights under the Members Agreement, the Articles and Barbados law, which in turn could trigger protracted and costly litigation (and potentially new arbitrations).  The Framework

Agreement removes this specter and allows for filing of a relatively straightforward chapter 11 plan in the near term.  It is arguable that even ignoring any further value received by the estates under the Framework Agreement, the resolution of the claims and avoidance of further substantial administrative costs of future disputes constitute a fair price for GECC’s waiver of its rights under the GE SeaCo governing documents.

The Termination of the MLAs

41.           The parties have come to view the structure of the Leased Fleet and the MLAs as a cumbersome and less than optimal financial arrangement that has given rise to many of the disputes and arbitrations between the parties.  To compound matters, the MLAs impose restrictions on disposing of Leased Fleet containers that make sales uneconomical.  Termination of the MLAs under the Framework Agreement will achieve the following benefits for the estates:

•                  It is expected that GE SeaCo will release in excess of $10 million in cash dividends to SCL that otherwise would not have been paid until at least 2012.

•                  Transfer of MLA units to the Managed Fleet likely will accelerate cash distributions to SCL, as GE SeaCo makes quarterly payments in arrears for the entire profits earned by EMA containers; whereas only a small part of the profits on MLA containers are paid quarterly in arrears, with the remainder of the MLA profits distributed in 2012.  Transfer of MLA units to the Managed Fleet also will likely increase cash flows from 2008-2011, because SCL will directly receive profits generated by its units, whereas under the MLAs, SCL only received 30% of the profits.

•                  Termination of the MLAs will create managerial and administrative efficiencies for SCL, GECC, and GE SeaCo and reduce overhead costs in tracking the Leased Fleet, which could improve GE SeaCo’s performance and value.

•                  Consolidation of the fleets under the EMAs could facilitate a sale of all SCL-owned containers.

42.           A provision of the Framework Agreement also secures GECC’s right to appoint the ninth manager of the GE SeaCo Board of Managers.  The Debtors believe, however, that as a practical matter this provision does not effect a significant change in their rights because, under existing arrangements, it would be very difficult to eliminate GECC’s right to appoint a fifth manager.  The Debtors estimate that eliminating GECC’s right to appoint a fifth manager under existing agreements would require GE SeaCo to cure approximately $150 million - $190 million in unpaid MLA rent and other amounts due.  Clearly, there are significant constraints to GE SeaCo making such payments from future MLA revenues.  For that reason, the Debtors have agreed to terminate the MLAs and explicitly recognize GECC’s right to appoint a fifth manager.  Given the practicalities of the situation, and in light GECC’s record of managing businesses and maximizing value for its stakeholders, this was a fair concession.

Information, Audit and Access Rights

43.           The Debtors have obtained from GE SeaCo a meaningful level of reporting and informational access, reflected in section 1.5 of the Framework Agreement.  Because of the importance of this issue to their creditors, the Debtors focused heavily on this section in the negotiations.

44.           The GE SeaCo audited and unaudited financials and other reports and additional information that the Debtors secured in the Framework Agreement, along with reorganized SCL’s ability to audit and publish this information, will create sufficient transparency for a market to develop so that the creditors can monetize the securities or other instruments the Debtors anticipate distributing under a chapter 11 plan.  Ultimately, the Debtors hope to further enhance liquidity by listing reorganized SCL’s equity on a recognized exchange.  This aim pervades much of § 1.5.  Concurrently, the parties struck a balance in § 1.5 by ensuring confidentiality and other restrictions on the dissemination of sensitive information, thereby protecting GE SeaCo from potential exposure to third parties who might receive information regarding GE SeaCo.  By any measure, reorganized SCL’s informational, audit and publication rights under the Framework Agreement constitute a very significant improvement over its current and anticipated contractual rights absent entry into the Framework Agreement.

Operational, Governance and Other Improvements to GE SeaCo’s Structure

45.           As indicated, the Framework Agreement includes other provisions that will streamline and enhance the operations and governance of the joint venture.

46.           Sections 1.6 and 1.7 of the Framework Agreement provide for amendments to simplify the decision-making at GE SeaCo.  Actions now requiring unanimous consent of all GE SeaCo managers, or unanimous or majority consent of the Class A Quotaholders, would be permitted upon the consent of seven of the nine managers on the Board of Managers.  These provisions are designed to prevent isolated holdouts advocating their parochial interests from blocking actions beneficial to the joint venture and its stakeholders.  At the same time, the Framework Agreement gives reorganized SCL sufficient protections to protect the value of its interests in the joint venture (as it will appoint four of the nine managers).

Conclusion

47.           The Framework Agreement provides significant benefits with no meaningful detriment to the estates.  Not only does it resolve over $100 million in pending claims, but the Framework Agreement also paves the way for the Debtors to confirm a plan and exit from chapter 11 on a consensual basis with GE SeaCo and GECC.  The Debtors believe that the Framework Agreement will mark a fresh start and facilitate a harmonious, profitable relationship for the joint venture partners.  Accordingly, the Debtors believe SCL’s entry into the Framework Agreement is in the best interest of the Debtors and their creditors and should accordingly be approved.

Notice

48.           Notice of this Motion has been provided to the Office of the United States Trustee, the SCL Committee, the SCSL Committee, GECC, and all parties who have properly filed a notice of appearance in these chapter 11 cases.  In light of the nature of the relief requested herein, the Debtors submit that no other or further notice is necessary.

No Prior Request

49.           The Debtors have not previously sought the relief requested herein from this or any other Court.

WHEREFORE, the Debtors respectfully request that this Court enter an order, in substantially the form attached hereto as Exhibit C, (a) authorizing SCL’s entry into the Framework Agreement and (b) granting such other and further relief as this Court deems appropriate.

Dated:  May 2, 2008

/s/ Edmon L. Morton
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Sean T. Greecher (No. 4484)
Young Conaway Stargatt & Taylor
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

and

David L. Eaton (pro hac vice)
David A. Agay (pro hac vice)
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

Yosef J. Riemer (pro hac vice)
Soham D. Naik
Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900

Counsel to the Debtors and Debtors-in-Possession

EXHIBIT A

Exhibit A

FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Framework Agreement”) is made and entered into as of April 25, 2008, among Sea Containers Ltd., as debtor and debtor-in-possession (“SCL”), for itself and its subsidiaries, GE SeaCo SRL (“GE SeaCo”), for itself and its subsidiaries and General Electric Capital Corporation (“GECC”) for itself and its subsidiaries (including but not limited to Genstar Container Corporation (“Genstar”) and GE Capital Container SRL and GE Capital Container Two SRL (collectively, the “GE Quotaholders”)).

The parties to this Framework Agreement (the “Parties”) and their respective subsidiaries desire to resolve outstanding claims among them and to make certain changes in the constituent documents of GE SeaCo, with a view towards ending all current arbitration and litigation and minimizing the potential for future disputes among the co-venturers in GE SeaCo, which the Parties anticipate will allow GE SeaCo management to focus on its operations and will facilitate SCL’s emergence from its Chapter 11 case (the “SCL Chapter 11”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Parties wish to state in this Framework Agreement the principal terms of their proposed settlement (the “Settlement”). Effecting the Settlement will be subject to the satisfaction of certain conditions set forth below and the other terms and conditions contained herein, and in the interest of reducing costs, the Parties are willing to suspend certain arbitration and other matters to the extent set forth in this Framework Agreement.

1.   Modifications to the GE SeaCo Joint Venture and Related Documents. The Parties intend to make the following changes with respect to the GE SeaCo joint venture documents and related agreements:

1.1.          The GE Quotaholders will agree that they will not exercise any rights under the Members’ Agreement dated as of May 1, 1998, as amended (the “Members’ Agreement”), the Articles of Organisation of GE SeaCo (as amended, the “Articles”) or otherwise, including, without limitation, with respect to any “change of control” of SCL, transfer of Quotas to a newly formed entity (“Newco”) or “rights of first offer”, as a result of the transactions occurring in connection with the consummation of a Chapter 11 plan of reorganization for all SCL Debtors and/or attendant scheme of arrangement(s) with respect to one or more SCL Debtors, which plan and scheme(s) shall: (1) be consistent with this Framework Agreement; (2) incorporate the terms of the Definitive Settlement Agreement (as defined below)); (3) provide that equity or other economic interests in SCL or Newco (sometimes referred to as “SCL/Newco”), as applicable, shall be issued to the creditors of SCL and its subsidiaries; and (4) provide that all Quotas currently held by SCL would be held by SCL or Newco (as applicable) after giving effect thereto (the “Plan of Reorganization” or the “Plan”); provided, however, that nothing contained herein shall be deemed to permit SCL/Newco to pledge or grant a security interest in or otherwise directly or indirectly encumber the Class A Quotas currently held by SCL. The waiver described above will be limited solely to the transactions occurring in connection with the consummation of the Plan of Reorganization and not to any subsequent or unrelated “change of control” (as that term is defined in Section 5.06 of the Members’ Agreement) of the entity (SCL or Newco) that holds or controls SCL’s “A” Quotas in GE SeaCo upon consummation. It is agreed that SCL/Newco shall notify GECC within ten (10) business days of obtaining actual knowledge that: (i) any shareholder or group of shareholders has acquired greater than 5% of the SCL/Newco equity securities or securities convertible into equity securities; and (ii) formation, modification or dissolution of any groups holding or controlling greater than 5% of the SCL/Newco equity securities or securities convertible into equity securities. GECC for itself and for General Electric Company, and for GECC’s and General Electric Company’s subsidiaries and its controlled affiliates, agrees that it shall not directly or indirectly through the purchase of claims against SCL or equity of Newco or otherwise pursue triggering a change of control right under the Members’ Agreement, or induce or in any way participate with any other party in pursuit of triggering such right. The GE Quotaholders and GE SeaCo agree not to file any objection to any Plan of Reorganization, Confirmation Order (as defined below), or DS (as defined below), except to the extent that such document(s) are inconsistent with this Framework Agreement or the Definitive Settlement Agreement or are materially adverse to GE SeaCo or the interests of the GE Quotaholders in GE SeaCo.

1.2.          (a)       Each of the Master Lease Agreements dated as of May 1, 1998 between GE SeaCo and each of Genstar and SCL (which has assigned its rights and delegated its duties under such agreement to Sea Containers SPC, which assumed such duties) (the “Genstar MLA” and the “SCL MLA”, respectively, and each an “MLA” and collectively, the “MLAs”) will be terminated as of the last day of the quarter during which the Effective Date (as defined below) occurs, with rents thereunder to be paid through the end of such quarter and with the units subject to each MLA as of the time immediately prior to such termination to become subject to the Equipment Management Agreement dated as of May 1, 1998, as amended, of GE SeaCo and the applicable party (the “Genstar EMA” and the “SCL EMA”, as applicable, and each an “EMA” and collectively, the “EMAs”). None of the parties shall be entitled to make (and will waive) any and all claims in respect of any early termination of the MLAs or any other claim against GE SeaCo or its subsidiaries with respect to the transfers of units contemplated by this Section. The Master Lease Agreement between GE SeaCo America LLC (the “LLC”) and Sea Containers America, Inc. will be terminated in the same manner and the same effect, with the units subject to such agreement made subject to the Equipment Management Agreement between the LLC and Sea Containers America, Inc.

(b) GE SeaCo will as promptly as practicable following the Effective Date, as further provided below, effect and distribute a special dividend on the Class B Quotas and the LLC will make a distribution which in the aggregate will be in an amount substantially equal to the Class B Capital Account (the “Special

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Dividend”). For purposes of the Special Dividend, the Class B Working Capital shall be deemed to have been converted to cash on the Effective Date. The timing of the Special Dividend shall be subject to GE SeaCo remaining in compliance with its debt covenants and maintenance of Adequate Liquidity, as defined below, it being understood that all payments in connection with the Special Dividend, when aggregated with all dividends that shall have been paid or declared on the Class B Quotas since January 1, 2006, shall be made on the following basis: each of the two Class B quotaholders will receive an amount substantially equal to (x) the sum of its initial capital and subsequent paid in capital contributions with respect to the Class B Capital Accounts (both with respect to GE SeaCo and the LLC) as reflected on the books of GE SeaCo and the LLC less (y) its share (70% in the case of GE Capital Container SRL and 30% in the case of SCL) of the cumulative Class B Quota cumulative loss (i.e., the negative retained earnings). For preclusion of doubt, Annex I attached hereto illustrates the Special Dividend as if effected immediately after the dividend declared with respect to the fourth quarter of 2007, and positive earnings (less dividends) with respect to the Class B Capital Accounts subsequent to that quarter shall reduce the Class B Quota cumulative loss and increase the amount of the Special Dividend accordingly. GE SeaCo may thereafter redeem the Class B Quotas, subject to GE SeaCo remaining in compliance with its debt covenants and GECC’s consent (which consent may be withheld for any reason or no reason). For the avoidance of doubt, the Special Dividend will be in full satisfaction of the rights of the holders of Class B Quotas to distributions or redemption of the Class B dividends, and as of December 31, 2007 the amount distributable on redemption (assuming Class B working capital to be cash) was approximately $29,521,000. The Special Dividend shall be made, subject to Adequate Liquidity and compliance with the debt covenants as described above, as follows: (1) not later than the later of (x) 2 days following the termination of the Genstar MLA and the SCL MLA or (y) 30 days following the Effective Date, an amount equal to the amount distributable as of the end of the quarter preceding the quarter in which such termination occurs (subject to a reasonable holdback, if any, for losses on the Class B Quotas in the quarter in which such termination occurs) shall be distributed; and (2) the balance of the Special Dividend, if any, shall be distributed 90 days following the end of the quarter in which such termination occurs. “Adequate Liquidity” means that the good faith projection of the Chief Financial Officer, of the Debt to EBITDA ratio, as defined in the China Exim Bank/Citigroup Credit Facility, for the quarter in which the Special Dividend is paid, shall, taking into account the effect of the Special Dividend, not be more than 5.8:1. All relevant constituent documents and agreements of GE SeaCo will be modified to accomplish the foregoing distributions or dividends.

(c) If Adequate Liquidity does not exist in the quarter in which the Special Dividend is to be paid, then the Chief Financial Officer shall calculate in good faith the amount of dividends for that quarter that shall keep such ratio at not more than 5.8:1 (the “Dividend Cap”) and GE SeaCo and the LLC will pay the Special Dividend to the extent of the Dividend Cap. In each successive quarter, the Chief Financial Officer will again project such Dividend Cap and GE SeaCo

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and the LLC will pay dividends up to the Dividend Cap, all such dividends in aggregate not to exceed the amount of the Special Dividend.

1.3.          All relevant constituent documents and agreements of GE SeaCo, including but not limited to the By-Laws of GE SeaCo and the Members’ Agreement, will be modified as of the Effective Date to provide that neither the GE Quotaholders nor SCL/Newco may appoint any person as a manager of GE SeaCo if such person is: (a) a current employee, agent, director, Principal Consultant (as defined below) or representative of a competitor of GE SeaCo (other than GE or SCL/Newco (it being agreed that nothing herein shall limit the Parties’ obligations with respect to the covenant not to compete set forth in the Members’ Agreement)), (b) a current employee, agent, director, Principal Consultant (as defined below) or representative of any person who is subject to U.S. or other applicable trade sanctions (or whose appointment would subject GE SeaCo to U.S. or other applicable trade sanctions), (c) a convicted felon, or subject to a criminal prosecution or charge, or any other investigation for fraud, financial improprieties or in respect of a crime involving moral turpitude, (d) the subject of a bankruptcy, insolvency or other similar proceeding, (e) a person who is a current employee, agent, director, Principal Consultant or representative of any of the 20 largest shipping lines (the “Major Lines”) or 5 largest suppliers of marine containers or related machinery to marine leasing companies (the “Major Suppliers”), or (f) a person whose presence on GE SeaCo’s Board of Managers would reasonably be expected to be the basis for an action, proceeding, or other process for debarment of GE SeaCo or its affiliates from providing services to the U.S. government, its agencies or instrumentalities, or to any other material government, agencies or instrumentalities or industries regulated by any of the foregoing (any of the foregoing, a “Debarment Action”). Without limiting the generality of the foregoing, the right of SCL/Newco and the GE Quotaholders to appoint any person as a manager of GE SeaCo shall also be subject to the other terms and provisions of the Members’ Agreement (including, without limitation, Article III thereof). “Principal Consultant” shall mean an individual, whether acting individually or through a firm, who is actually engaged in providing services to the relevant person, which services are material either to such individual or relevant person.

1.4.          To the extent permitted under applicable law, SCL/Newco’s governing documents will provide restrictions on the ability of persons to vote and/or own stock to the extent such voting or ownership rights (i) would prevent GE SeaCo from complying with any U.S. or other applicable trade sanctions, or (ii) would reasonably be expected to impose material tax, pension, or other liability, whether contingent or absolute, liquidated or unliquidated, upon GE SeaCo to which it would not otherwise be subject. For purposes of clause (ii) of the immediately preceding sentence, a material liability means, at any time, a liability which could reasonably be expected to exceed 10% of the net assets or net revenues of GE SeaCo at such time. Furthermore, SCL/Newco’s governing documents will restrict the ability of individuals to serve as a Director of SCL/Newco if such person, or any individual or entity for which such person serves

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as an officer, director, manager, or agent, either is the subject of a Debarment Action or would reasonably be expected to be the basis for Debarment Action.

1.5.          (a)        GE SeaCo will provide to SCL Newco under the Members’ Agreement: (1) within 120 days after the end of each fiscal year of GE SeaCo, annual audited financial statements (prepared in accordance with US GAAP) for such fiscal year, (2) not more than five (5) business days after the end of each fiscal quarter of GE SeaCo, estimated management account statements for such calendar quarter, (3) within 60 days after the end of each fiscal quarter of GE SeaCo, unaudited quarterly management account statements for such quarter, prepared in accordance with GAAP (subject to the absence of footnotes and to the lack of year end adjustments), (4) on or prior to January 31st of each fiscal year of GE SeaCo, GE SeaCo’s management projections for the then-current fiscal year, (5) on or prior to June 30th of each fiscal year of GE SeaCo, GE SeaCo’s management projections for the then-current fiscal year and the two immediately succeeding fiscal years of GE SeaCo, (6) on or prior to October 31st of each fiscal year of GE SeaCo, GE SeaCo’s annual operating plan for the immediately following fiscal year, (7) subject to (A) such redacting as GE SeaCo may reasonably require to maintain (I) confidentiality of matters proposed to the Board of Managers of GE SeaCo or (II) attorney-client or other similar rights and privileges of GE SeaCo, and (B) SCL/Newco entering into such joint defense or common interest agreements as GE SeaCo may reasonably require, copies of all information provided to GE SeaCo’s Board of Managers, at or promptly following the time that such information is provided to the Board, (8) copies of all management letters (or similar communications) provided to GE SeaCo reasonably promptly following their delivery by the applicable auditors, (9) such other information with respect to the business, assets or operations of GE SeaCo as SCL/Newco shall reasonably request in its capacity as a Quotaholder and which shall otherwise be available to GE SeaCo without unreasonable disruption or interference with its business (such information to be delivered to SCL/Newco within a period of time reasonable under the circumstances), subject, in each case, in all respects to the confidentiality provisions and other such provisions set forth in the Members’ Agreement and the joint venture documents. SCL/Newco may instruct its auditors or professional advisors to conduct a review of such information and GE SeaCo will, on reasonable notice, and provided that the same does not unreasonably interfere with the conduct or operations of GE SeaCo, provide access to its books, records, systems and personnel to enable SCL/Newco to exercise its audit rights as set out in Section 3.10 of the Members’ Agreement. In addition, without limiting the second sentence of Section 1.5(g) hereof, GE SeaCo shall provide SCL/Newco with reasonable access to information with respect to GE SeaCo necessary for the preparation by SCL/Newco of SCL/Newco’s financial statements and reports. GE SeaCo understands and acknowledges that SCL/Newco may disclose and use such information to prepare reports to specific third parties (such as lenders). (I) In the case of SCL/Newco’s attorneys, accountants, and financial advisors, such third parties’ access to the information described in the preceding sentence shall be subject to confidentiality restrictions typical for persons with such status, and (II) in

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all other cases, such third parties shall be required to enter into confidentiality agreements substantially similar in substance and effect to the confidentiality agreement attached hereto (modified to be without reference to SCL’s Chapter 11 proceedings), which agreements shall also provide that as a condition to receiving such information from SCL/Newco, the recipient acknowledges and agrees that (A) neither GE SeaCo nor any of its respective representatives or direct or indirect subsidiaries or affiliates shall be deemed to make any representation or warranty, express or implied, as to such information, (B) GE SeaCo expressly disclaims all responsibility for the accuracy or completeness of such information, and (C) none of GE SeaCo or any of its respective representatives or direct or indirect subsidiaries or affiliates shall have any liability to such third parties or any of their agents, advisors, or representatives resulting from the evaluation or use of such information, except in the case of GE SeaCo’s fraud, gross negligence or willful misconduct.

(b) In connection with this Section 1.5(a), the Parties agree to cooperate and work together in good faith with the mutual objectives as follows: (i) commencing December 2009, within 60 days after the end of each fiscal year, GE SeaCo would deliver, annual audited financial statements for such fiscal year (prepared in accordance with US GAAP); and (ii) commencing June 2009, within 35 days after the end of each fiscal quarter, GE SeaCo would deliver, quarterly financial statements for such fiscal quarter (prepared in accordance with US GAAP, but subject to the absence of footnotes and to the lack of year end adjustments).

(c) In addition to SCL/Newco’s rights under 1.5(a), GE SeaCo acknowledges that it shall not be a violation of any confidentiality obligation on the part of SCL/Newco to deliver or make available (including in a non-password protected website, provided that such website is maintained solely for the purpose of delivering financial and other information to existing and prospective shareholders of SCL/Newco, and it being agreed that nothing in this Section 1.5(c) shall be deemed to limit or modify any of the covenants and agreements set forth in the other paragraphs of this Section 1.5) to its current (and, if applicable, prospective) security holders: (i) GE SeaCo’s annual audited financial statements; (ii) quarterly financial statements extracted from GE SeaCo’s quarterly management accounts and financial statements described in Section 1.5(b)(ii) hereof, if any, and (iii) other information that SCL/Newco or its directors, officers or managers prepare, compile or otherwise develop utilizing or incorporating information provided to SCL/Newco by GE SeaCo, provided that with respect to information described in this clause (iii), SCL/Newco shall take such steps as the Parties shall mutually and reasonable agree in order to protect business sensitive information of GE SeaCo from being distributed to suppliers, customers, or competitors of GE SeaCo. The parties understand and agree that the delivery of and the provision of access to such information by SCL/Newco as contemplated by this section shall not constitute a breach by SCL of its obligations of confidentiality under the joint venture documents and that, in the case of clause (iii), SCL/Newco shall be required to deliver to GE SeaCo copies of any such

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information not less than 5 business days prior to its delivery and/or making such information available to current (and, if applicable, prospective) SCL/Newco security holders. The delivery of such information and/or making of information available to the current (and, if applicable, prospective) security holders of SCL/Newco shall be subject to the indemnity in Section 1.5(e) below.

(i)            Any information published by SCL/NewCo under Section 1.5(c) shall include the following disclaimer:

“You are receiving the following information from [SCL/Newco] with respect to [SCL/Newco’s] holdings in GE SeaCo SRL (“GE SeaCo”). By accepting this information, you acknowledge and agree that GE SeaCo is not responsible to you for the accuracy of such information, is not making any representations or warranties to you whatsoever with respect to such information and will not have any liability to you with respect to such information.”

(d)   In addition, subject to the foregoing limitations, GE SeaCo shall use commercially reasonable efforts to provide to SCL/Newco on a timely basis such other information as may be required to enable SCL/Newco to comply with Applicable Law (or stock exchange rule in contemplation of or after listing).

(e)   SCL/Newco shall indemnify, defend and hold harmless GE SeaCo and GECC and its affiliates from and against any and all liabilities, claims, losses, damages and expenses (including reasonable attorneys’ fees) arising out of or in connection with the use by SCL/Newco of any of the information provided to it by GE SeaCo under this Section 1.5; except to the extent such liabilities, claims, losses, damages and expense arise out of GE SeaCo’s fraud, gross negligence or willful misconduct.

(f)    If the information and reports required to be delivered to SCL/Newco above are not prepared or delivered by GE SeaCo in the ordinary course of its business or to meet its present obligations under the Members’ Agreement or then current banking agreements, then SCL/Newco shall bear all reasonable additional costs of GE SeaCo in preparing or delivering such information and reports (including any incremental fees of GE SeaCo’s auditors).

(g)   Any rights or obligations of GE SeaCo or SCL/Newco set forth in this Section 1.5 shall be in addition to, and shall not modify or impair, any rights or obligations under the Members’ Agreement or applicable law. Without limiting the foregoing provisions, GE SeaCo will use its commercially reasonable efforts to ensure that it provides to SCL/Newco access to information reasonably requested by SCL/Newco equal to the access it provides to GECC with respect to reasonable requests for information by GECC (it being agreed that this sentence shall not be deemed to require GE SeaCo to deliver (x) to SCL/Newco any information reasonably requested by GECC unless such information is also specifically

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requested by SCL/Newco or (y) to GECC any information reasonably requested by SCL/Newco unless such information is also specifically requested by GECC).

(h) Each of GE SeaCo, GECC, and the GE Quotaholders consent to SCL/Newco engaging the same auditors engaged by GE SeaCo; provided that different audit partners are used, and such auditor establishes such controls as are necessary to ensure that members of the audit teams for GE SeaCo shall, in no event be members of the audit team for SCL/Newco. Subject to (x) withholding of information for matters involving attorney-client or other similar privilege and/or (y) to the execution of joint-defense or common interest agreements with respect thereto, GE SeaCo, GECC, and the GE Quotaholders consent to SCL/Newco’s auditors obtaining access to the work papers and any other work product of GE SeaCo’s auditors to enable SCL/Newco’s auditor to deliver audited financial statements.

(i) At least one of the Managers appointed to the GE SeaCo Board of Managers by SCL/Newco shall be appointed to the Board of Managers Audit Committee.

1.6.         (a)      The joint venture documents will be modified, to the extent possible under applicable law, to provide that actions of GE SeaCo which currently require the unanimous consent of its managers, or the unanimous or majority consent of its Class A Quotaholders, may be taken by GE SeaCo upon the consent and approval of seven of the nine members of the Board of Managers of GE SeaCo. It is contemplated that this provision will replace any requirement for the unanimous consent for the following actions: reincorporation to move the tax home of GE SeaCo, selection of auditors, sale of the domestic businesses in Brazil, the United Kingdom and Germany and the seconding of employees from GECC and its affiliates.

1.7.         To the extent permissible under applicable law, the provisions of the Members’ Agreement and the Articles with respect to transfers of Class A Quotas will be modified so that:

(a)  Subject to the rights of first offer contained in the Members’ Agreement and the Articles, transfers of Class A Quotas to third parties solely for cash will be authorized and permitted without consent of the other Class A Quotaholders. Any transfers of Class A Quotas for consideration other than for cash (whether in whole or in part) may be accomplished only with the prior written consent of the other Class A Quotaholders, and shall (upon the receipt of such required consents) be subject to the rights of first offer contained in the Members’ Agreement and the Articles.

(b)  With respect to any transfer of Class A Quotas to a third party, if the non-initiating Class A Quotaholder chooses to exercise its tag along rights with respect to such transfer, the buyer must commit to buy 100 percent of the Class A Quotas proposed to be sold in such transfer by the non-initiating Class A

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Quotaholder (and such non-initiating Class A Quotaholder may elect to sell all or any portion of its Class A Quotas in connection with such transfer) at a price not less than the price per Quota offered to the initiating Quotaholder. In the event that the buyer fails or refuses to purchase all of the shares proposed to be sold by the non-initiating Class A Quotaholder, such transfer shall not be permitted under the Articles or the Members’ Agreement.

(c)  Notwithstanding the foregoing, any requirement for unanimous or majority consent by the Members in connection with the issuance of additional capital stock (provided that each Quotaholder is permitted to exercise preemptive, customary antidilution or similar rights in connection with such issuance) would require only approval by seven of the nine members of the Board of Managers; provided, however, that the terms of this Section 1.7(c) shall not apply where a proposed issuance of additional capital stock will impact on the size and/or composition of the GE SeaCo Board of Managers, in which case the consent of the Members must be obtained in accordance with the Members’ Agreement and/or the Articles. In connection with any such issuance, SCL/Newco shall have a reasonable time to conduct a rights offering in order to raise capital in connection with the exercise of any such preemptive rights.

(d)  If the GE Quotaholders or the SCL/Newco Quotaholders propose to sell all of their Class A Quotas in accordance with the Members’ Agreement and the Articles, provided that at least seven of the nine Managers agree that a sale of 100 percent of the Class A Quotas in such transaction is in the best interest of all Quotaholders, then SCL/Newco or GE Quotaholders, as the case may be, shall be required to and shall join such sale at the same price and subject to the same terms and conditions as the GE Quotaholders or the SCL/Newco Quotaholders, as the case may be. Notwithstanding the foregoing, this Section 1.7(d) shall not apply to any sale by the GE Quotaholders to an affiliate of GECC.

(e)  The parties commit to work together in good faith to resolve the various operational issues facing GE SeaCo’s business in the short term, and to put in place such enabling factors as each believes, in good faith, would maximize exit value for both parties in the medium term (so long as the same would not reasonably be expected to have adverse effect on the value of GE SeaCo in the long term). In addition, the Parties also agree that the GE Quotaholders and the SCL Quotaholders will have the rights set forth on Annex II.

1.8.          It is not intended that the governance structure of the joint venture will be modified except as expressly provided for above (it being agreed that except as set forth herein, the composition of, and the ability of the Quotaholders hereto to appoint managers to, the Board of Managers of GE SeaCo shall not be affected or otherwise changed by the consummation of the transactions contemplated by this Framework Agreement). It is further agreed and understood that so long as the GE Quotaholders retain at least all of the Class A Quotas held by them, they shall, after the Effective Date, permanently retain the right to appoint 5 members of the Board of Managers; it being agreed that at all times after the date

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that any securities of GE SeaCo are issued pursuant to a public offering, the GE Quotaholders will be entitled to appoint 5 members of the Board of Managers so long as such GE Quotaholders retain at least 20% of the Class A Quotas. It is further agreed and understood that SCL/Newco shall reaffirm or become a signatory to the Members Agreement, and that all Class A Quotas of SCL/Newco will be held by one or more entities that are 100% owned by a common parent (which is currently contemplated to be SCL/Newco), each of which shall become parties to, and shall succeed to all of the duties and obligations of SCL under, the Members’ Agreement (including, without limitation, the covenant not to compete set forth therein), subject to the provisions for sale to a third party under the right of first offer as provided in the Members’ Agreement, as modified as contemplated by this Framework Agreement.

2.   Claims.

2.1.          Upon the Effective Date, the Parties and their respective subsidiaries (other than subsidiaries of GECC that are not GECC Release Parties (as defined below)), affiliates (other than affiliates of GECC that are not GECC Release Parties) and the LLC, will enter into a mutual general release (including of such subsidiaries and such affiliates and the current and past directors, officers, heirs, executors, predecessors, successors, administrators, assigns, agents, advisors and employees of the Parties, such subsidiaries and such affiliates, acting in any capacity) of and covenant not to sue or initiate any further arbitration with respect to any and all claims arising out of, related to or in connection with GE SeaCo and its subsidiaries and the LLC (collectively, the “GE SeaCo Entities”) and their business, including but not limited to claims with respect to or acts or omissions arising out of, related to, or in connection with the joint venture documents, fiduciary duties, conduct of business of or with GE SeaCo (including but not limited to the leasing and sale of containers of GE SeaCo or the lessors to and management agreement customers of GE SeaCo), that arose on, prior to, or out of events that occurred on or prior to the Effective Date, including but not limited to all claims and counterclaims in the arbitration currently pending among the Parties hereto and certain other parties, docketed by the CPR International Institute for Conflict Prevention & Resolution as File No. G-07-55, with respect to payments under the SCL EMA (the “EMA Arbitration”) and other claims (the “Other Claims Arbitration”), the remaining SCL claims for attorneys’ fees under the arbitration between the GE Quotaholders and SCL with respect to change in control (the “Change of Control Arbitration” docketed by the CPR International Institute for Conflict Prevention & Resolution as File No. G-07-04N, any other claims, counterclaims, causes of action, suits, debts, controversies, accounts, damages, judgments, liens, demands, costs and expenses (including attorneys’ fees) of any type or nature, whether asserted or unasserted, known or unknown, suspected or unsuspected, absolute or contingent, liquidated or unliquidated, developed or undeveloped, direct or indirect, arising out of or under Barbados business entity or common law, New York contract law, U.S. bankruptcy law, equity, statute or otherwise, that arose on or prior to or out of events that occurred on or prior to the Effective Date; provided, however, that such release shall not include or be

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deemed to include, a release of any liabilities or obligations of the Parties under or in connection with this Framework Agreement; and provided, further, however, that the foregoing general release and covenant not to sue or initiate further arbitration shall not include any (i) recurring ordinary course operating obligations of the Parties or their affiliates and subsidiaries (e.g., EMA payments, depot payments, payments to Yorkshire Marine Containers Limited or General Electric Capital Container Finance Corporation) that accrued during either the fiscal quarter in which the Effective Date takes place or the immediately preceding fiscal quarter or (ii) claims based on acts or omissions that occur after the date on which the Parties enter into the Definitive Settlement Agreement and that constitute fraud, willful misconduct, or breaches of the joint venture documents. “GECC Release Parties” are General Electric Company, General Electric Capital Services, Inc. (“GECS”), GECC and GECS’ and GECC’s subsidiaries other than subsidiaries (i) in which a person who is not a GECC Release Party holds more than 20% of the outstanding voting securities or similar equity interests or (ii) with respect to whom GE, GECS, GECC or one of GECS’ or GECC’s other subsidiaries has existing contractual or other legal obligations limiting the discretion of GE, GECS, GECC or any of GECS’ or GECC’s subsidiaries to require the subject subsidiary to grant the release described in this Section 2.1; provided, however, that nothing in this Section 2.1 shall require any GECC Release Party to compensate directly or indirectly minority holders in order to cause a subsidiary to comply with the terms of this Section 2.1 (for the avoidance of doubt, GECC Release Parties include, among other parties, GECIA, Inc. General Electric Capital Container Finance Corporation, Genstar, Gladstone Services Corporation, and the GE Quotaholders).

2.2.          Notwithstanding the foregoing, GE SeaCo, Genstar and SCL and its applicable subsidiaries will agree, in full satisfaction of GE SeaCo’s, Genstar’s and SCL’s and its subsidiaries’ claims with respect to the EMA Arbitration, that:

(a)           the corrections to the amounts payable through 2006 under the SCL and Genstar EMAs are accepted as set forth in the “Expert Report and Disclosures of Basil A. Imburgia”, as amended by a correction report dated April 22, 2008 (the “Corrected FTI Report”).

(b)           GE SeaCo shall be entitled to retain and employ as its general funds all amounts (including accrued interest) maintained as of March 25, 2008 with interest thereon in the segregated account for claims against SCL arising with respect to the period through 2006,

(c)           the difference between the amount retained by GE SeaCo pursuant to clause (b) above and $13,730,000.00 (the “Correction”) shall inure to the benefit of GE SeaCo and shall not be allocated to the Master Lease Agreements or the Class B Quotas (such difference, the “Settlement Charge”), and any amounts in the segregated account in excess of the sum of the Correction and the Settlement Charge (being the $1,264,000 deposited in the segregated account on March 31, 2008) will be paid, within

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five (5) business days after the Effective Date, under the SCL EMA in settlement of distributions under the SCL EMA with respect to 2007,

(d)           the parties accept the use of the methodology in the Corrected FTI Report so that

(i)  all other distributions to SCL under its EMA with respect to 2007 (after giving effect to Settlement Charge and the application of proceeds under SCL’s EMA to the Correction) have been made in the ordinary and normal course consistent with the methodology used in the Corrected FTI Report, including the ~$750,000 adjustment arising from the application of that methodology from the estimate earlier made by GE SeaCo management,

(ii)  Distributions to Genstar through 2007 have been made in the ordinary and normal course consistent with the methodology used in the Corrected FTI Report so that it is receiving:

(A) with respect to 2006 and prior years return of the ~$815,000 originally repaid by it because of estimated overpayments under its EMA that were based on net book value allocations, and to the payment of an additional ~$56,000 (reflecting the amount of identified in the Corrected FTI Report as Genstar damages) (together with interest thereon), net of any applicable management fees), and

(B) with respect to 2007, distributions under the Genstar EMA consistent with the methodology used in the Corrected FTI Report.

(e)           The entries and application of funds as reflected in subsections (a)-(d) above are illustrated on Annex III attached hereto, assuming interest has accrued on the segregated account only through March 31, 2008.

(f)            With respect to periods beginning in 2008, GE SeaCo will pay distributions on the SCL and Genstar EMAs based on the methodology set forth in the Corrected FTI Report and shall use commercially reasonable efforts to track precise revenues and costs in each domestic business to the same extent it tracks such revenues and costs in its international marine container business.

(g)           Notwithstanding the foregoing, nothing in this agreement shall constitute a waiver of the SCL Entities’ claim against the GE SeaCo Entities pursuant to Section 3 of the Stipulation Between GE SeaCo Entities, SCL Parties, Services Committee and SCL Committee Reconciling Certain Intercompany Claims (the “InterCompany Stip”), approved by the Bankruptcy Court on March 10, 2008, for the Net Amount (as defined therein and as may be adjusted by the terms thereof). The Net Amount (as

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may be adjusted by the terms of the InterCompany Stip) shall be paid by GE SeaCo to SCL on the Effective Date.

3.   Conditions. The obligations to consummate the agreements and transactions and deliver the releases contemplated by this Framework Agreement, including the completion and execution of the Definitive Settlement Agreement, will be subject to the satisfaction of the following conditions (the date on which all such conditions are satisfied or waived in accordance with the terms and provisions hereof being the “Effective Date”).

3.1.       The Bankruptcy Court shall have entered an order, in form and substance satisfactory to GECC and GE SeaCo, authorizing SCL to enter into this Framework Agreement (the “Framework Agreement Order”), and such order shall have become final and non-appealable.

3.2.       The U.K. Pensions Regulator shall, in relation to applications by GE SeaCo and each of its subsidiaries, have issued clearance statements in accordance with Sections 42(2) and 46(2) UK Pensions Act 2004, in form and substance satisfactory to GECC and GE SeaCo, containing the statements referred to in Section 42(2)(a) or (b) and in Section 46(2)(c) UK Pensions Act 2004, in relation to each of the Sea Containers 1983 Pension Scheme and the Sea Containers 1990 Pension Scheme (the “tPR Clearances”).

3.3.       A definitive agreement with respect to the matters set forth in Sections 1 and 2 (the “Definitive Settlement Agreement”), in form and substance satisfactory to the Parties, shall have been executed by all the Parties and all their relevant subsidiaries and approved in connection with the Plan.

3.4.       The Bankruptcy Court shall have entered an order confirming and consistent with the terms of the Plan of Reorganization (the “Confirmation Order”), and such Confirmation Order shall have become final and non-appealable.

3.5.       The Plan of Reorganization shall have been substantially consummated.

4.   Efforts.

4.1.       SCL shall file a motion seeking entry of the Framework Agreement Order within seven (7) days of the date hereof.

4.2.       The Parties will use good faith efforts to complete and execute the Definitive Settlement Agreement (subject to entry of the Confirmation Order) by June 15, 2008 (the “Documentation Date”), but the failure to complete and execute such Definitive Settlement Agreement shall not give rise to any rights or remedies other than as provided in Sections 5 and 6 below.

4.3.       Upon execution of the Definitive Settlement Agreement, SCL shall use its commercially reasonable efforts to: (1) obtain delivery of tPR Clearance by

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the date that is 30 days after the filing of the Plan of Reorganization with the Bankruptcy Court, which such tPR Clearance may be subject to the occurrence of the effective date of the Plan; (2) file with the Bankruptcy Court the Plan of Reorganization and an accompanying disclosure statement (the “DS”) by August 31, 2008; (3) obtain entry by the Bankruptcy Court of an order approving the DS by October 31, 2008; (4) obtain entry of the Confirmation Order by November 30, 2008; and (5) cause the occurrence of the effective date of the Plan by December 31, 2008, subject to approval by applicable Bermuda and U.K. courts by January 31, 2009, of any Bermuda and U.K. schemes contemplated under the Plan.

5.   Suspension of proceedings.

5.1.       The Parties agree that, upon execution of this Framework Agreement, they will (i) seek stays of all proceedings in the EMA Arbitration, the Other Claims Arbitrations, the Change of Control Arbitration and any other actions or claims that would be released as contemplated by Section 2 and (ii) refrain from seeking any discovery (including, without limitation, by examination or production of documents) from each other, any of their respective subsidiaries, or the LLC, whether pursuant to Bankruptcy Rule 2004 or otherwise (clauses (i) and (ii), collectively, the “Stay”). If any third party seeks discovery from any GE/GES Party during the Stay and relating to SCL and/or any of its subsidiaries (including, without limitation, any discovery relating to this Framework Agreement, the EMA Arbitration, the Other Claims Arbitration, or the Change of Control Arbitration), SCL shall promptly reimburse such GE/GES Party for all costs and expenses, up to $500,000 (in the aggregate), including, without limitation, legal fees and costs, incurred in connection with complying with or opposing such discovery. Notwithstanding the Stay, GE SeaCo shall provide SCL with information relating to GE SeaCo in accordance with Section 1.5(a) hereof.

5.2.       If (x) any “GE Termination Event” as defined in Section 5.3 shall occur, then GECC or GE SeaCo (or its applicable subsidiary) may, or (y) if any “SCL Termination Event” as defined in Section 5.4 shall occur, then SCL may, in each case on seven days’ prior written notice, request termination of the Stay (“Termination Notice”), and the other Parties (as applicable) and their applicable subsidiaries shall agree to such termination unless such event is cured prior to the expiration of such seven day period.

Upon such termination, the applicable arbitrations, including remaining discovery and pre-hearing motions and proceedings, shall resume on schedules to be approved by the arbitrators except that the EMA Arbitration hearing will commence, subject to the arbitrator’s schedule, not more than ten (10) weeks from the date the Termination Notice is served and the hearing on the Other Claims Arbitration shall not commence less than eight (8) weeks after the conclusion of the hearing on the EMA Arbitration. Upon any such termination of the Stay, all Parties’ obligations under this Framework Agreement (other than under Sections 5, 6, and 7 hereof) and the Definitive Settlement Agreement shall immediately terminate. The Parties agree that the schedule for the arbitrations described in

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this paragraph and arising upon termination of the Stay is acceptable and reasonable. SCL, for itself and its subsidiaries, agrees that they shall not use any delays in the EMA Arbitration, the Other Claims Arbitrations, or the Change of Control Arbitration caused by the Stay as a ground for seeking estimation of any claims that are subject to such arbitrations.

5.3.       A “GE Termination Event” shall occur if (a) the Court has not entered the Framework Agreement Order by June 30, 2008, (b) the Definitive Settlement Agreement is not completed by the Documentation Date or (c) any item set forth in Section 4.3 of this Framework Agreement is not filed or obtained, as applicable, by the applicable date set forth in Section 4.3.

5.4.       An “SCL Termination Event” shall occur if (a) the Definitive Settlement Agreement is not completed by the Documentation Date or (b) the Plan is not substantially consummated on or prior to January 31, 2009.

5.5.       Within fifteen (15) days following the occurrence of a GE Termination Event or an SCL Termination Event (the “Notice Period”), GECC or SCL (as applicable) shall send to the other either (x) a notice of termination of the Framework Agreement or (y) a notice to extend the date(s) set forth in Sections 4.3, 5.3, and 5.4 that triggered the Termination Event, it being understood that such Termination Event shall be deemed waived if such notice is not sent within the Notice Period.

6. Expenses.  Each Party shall bear its own expenses with respect to the negotiation of this Framework Agreement, whether or not the transactions contemplated by this Framework Agreement are consummated.

7.  Governing Law. This Framework Agreement shall (a) inure to the benefit of the Parties and their successors and assigns and (b) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Framework Agreement to be executed by their duly authorized representatives as of the date first above written.

SEA CONTAINERS LTD.		GE SEACO SRL

By:	/s/ Laura Barlow	By:
	Name: Laura Barlow		Name:
	Title: Chief Restructuring Officer		Title:

GENERAL ELECTRIC CAPITAL
CORPORATION

By:	/s/ David G. Amble
Name: David G. Amble
Title: Vice President

Annex I
Special Dividend Illustration

BREAKUP OF EQUITY SHARE CAPITAL AND RETAINED EARNINGS

Amounts in $’000

B Shares	GE	SCL	Total
Share Capital	64,760	27,963	92,723
Retained earnings (adding back the below dividends)	(38,124)	(16,339)	(54,463)
Share Capital (as if no dividends)	26,636	11,624	38,260
	70%	30%

Dividend for 2006	3,715	1,691	5,406
Dividend for Q107	631	274	905
Dividend for Q207	598	258	856
Dividend for Q307	521	252	773
Dividend for Q407	556	243	799
	6,021	2,718	8,739
	69%	31%

Remaining to be Dividended	20,615	8,906	29,521
	70%	30%

Total Dividends	26,636	11,624	38,260
	70%	30%

Annex II
Registration Rights Term Sheet

Annex II to Framework Agreement
Registration Rights Term Sheet

Parties

GE SeaCo shall enter a Registration Rights Agreement (the “Registration Rights Agreement”) with SCL and GE Capital Container Two SRL (“GECC”) pursuant to which GECC and SCL shall be entitled to certain registration rights as set forth below.

Demand Registrations

Subject to “Sale Process Rights” below, GECC and SCL shall each be entitled to 2 demand registrations in respect of the Equity Securities held by them in GE SeaCo for underwritten public offerings; provided, however, that such Demand Registration rights shall not be exercisable until the date that is three years after the Effective Date. The obligation of GE SeaCo to file a registration statement upon the exercise of any Demand Registration shall be subject to customary delay periods, and GE SeaCo’s obligation to maintain the effectiveness of any registration statement that has been filed and declared effective shall contain such other customary terms and conditions as the parties deem advisable. In any such offering, there shall be at least two managing underwriters, one of whom shall be selected by the demanding party and the other or others of whom shall be selected by GE SeaCo.

Form S-3 Registrations

Upon such time as GE SeaCo is eligible to register its Equity Securities on Form S-3, GECC and SCL shall have the right to demand unlimited Form S-3 registrations.

Piggyback Registrations

In addition to the Demand Registrations set forth above, in the event that GE SeaCo files a registration statement for an offering of securities on its own behalf or on behalf of any other person, each of GECC or SCL (as applicable) shall be entitled to include their Equity Securities in such offering, subject to customary cut-back provisions in the case of an underwritten public offering, which shall give priority, in the case of an offering by GE SeaCo, to shares offered by GE SeaCo. In the case of an offering by GECC or SCL, no priority shall be given to the person making the offering and each other person shall be entitled to offer its pro rata share of its Equity Securities.

Holdback Provisions

In connection with any underwritten public offering of the Equity Securities of GE SeaCo, GECC and SCL will be required to enter into customary holdback agreements with the managing underwriter(s) of such offering.

Indemnification

The Registration Rights Agreement will provide for customary indemnification and contribution arrangements in connection with any offering pursuant to a registration statement filed pursuant to the Registration Rights Agreement.

Sale Process Rights

In the event that SCL elects to exercise a Demand Registration right pursuant to the foregoing provisions, SCL shall provide written notice of its intent thereof to GECC and GE SeaCo, and GECC may elect, within 30 days after the date of its receipt of such notice, to delay such Demand Registration (and the obligations of GE SeaCo in respect thereof) and to require GE SeaCo engage a third party appraisal firm, reasonably acceptable to SCL and GECC, to prepare and deliver, as promptly as practicable, a valuation of all of Equity Securities of GE SeaCo held by SCL to each of GECC, GE SeaCo and SCL. In the event that GECC does not exercise the right to delay the Demand Registration pursuant to this paragraph, GE SeaCo shall promptly discharge its obligations in respect thereof, on the terms set forth in the Registration Rights Agreement.

Appraised Value; SCL Sale Notice; GECC Purchase Election Notice

Within 30 days after the date such appraisal is delivered to GECC, GE SeaCo and SCL, SCL shall notify GE SeaCo and GECC in writing as to whether SCL desires to sell to GECC all of SCL’s Equity interests in GE SeaCo at the appraised value thereof as set forth in the third party appraiser’s valuation (the “Appraised Value”). If SCL notifies GE SeaCo and GECC in writing of SCL’s desire to sell all if its Equity Interests in GE SeaCo to GECC at the Appraised Value in respect thereof (the “SCL Sale Notice”), GECC may elect (within 30 days after its receipt of SCL’s notice of its desire to sell its Equity Securities in GE SeaCo) to purchase all but not less than all of the Equity Securities of SCL at such Appraised Value. If GECC elects to exercise such purchase right by delivering written notice thereof to SCL (the “GECC Purchase Election Notice”), then promptly, and not later than 30 days after delivery of such written notice, SCL shall sell transfer and assign to GECC (or an affiliate designated by GECC), free and clear of all liens and encumbrances, and GECC shall purchase and acquire from SCL, all Equity Securities of SCL in GE SeaCo, for a purchase price equal to the Appraised Value. If SCL fails or elects not to deliver an SCL Sale Notice to GECC within the time period set forth above, then (i) SCL shall reimburse GE SeaCo for all costs and expense incurred by it in connection with the valuation of GE SeaCo, (ii) SCL shall not be deemed to have exercised a Demand Registration right under the Registration Rights Agreement, and (iii) SCL shall not thereafter be entitled to require GE SeaCo to continue to pursue any Demand Registration (and GE SeaCo shall have no further obligation to SCL in respect thereof) until the 9 month anniversary of the date that such Appraised Value is delivered to GECC, GE SeaCo and SCL (in which case the full process contemplated by this “Sale Process” section shall again be required to be complied with (including with respect to the ability of GECC to require a third party appraisal in lieu of a Demand Registration)).

Whole Company Sale

Following any such appraisal, if SCL delivers an SCL Sale Notice to

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Process

GECC and GECC fails or elects not to deliver a GECC Purchase Election Notice to SCL (in each case, on the terms contemplated by the immediately preceding paragraph), then GECC may require GE SeaCo to delay SCL’s requested Demand Registration (and the obligations of GE SeaCo in respect thereof) and to require GE SeaCo engage third party financial advisors to pursue a sale of GE SeaCo (a “Whole Company Sale Process”). In the event that GECC does not exercise the right to delay the Demand Registration pursuant to this paragraph, GE SeaCo shall promptly discharge its obligations in respect thereof, on the terms set forth in the Registration Rights Agreement.

Drag-Along Right; Resumption of Demand Registration

If (i) as a result of the Whole Company Sale Process, an offer is made from an unaffiliated third party to purchase GE SeaCo on terms no less favorable to SCL, from a financial point of view, to the Appraised Value of SCL’s Equity Securities in GE SeaCo and (ii) GECC shall determine to accept such third party offer, then GECC shall have “drag-along” rights to cause SCL to transfer all of SCL’s Equity Securities in GE SeaCo on the same terms, and subject to the same conditions as GECC in such sale. If GE SeaCo is not sold to an unaffiliated third party as a result of or in connection with a Whole Company Sale Process (other than as a result of SCL’s failure or refusal to sell its Equity Interests in SCL as required pursuant to this paragraph) by the date that is 1 year after the date of notice of exercise of any SCL Demand Registration rights, then GE SeaCo shall promptly discharge its obligations in respect of such Demand Registration right on the terms set forth in the Registration Rights Agreement.

Expenses

All registrations shall be at GE SeaCo’s expense (except underwriting fees, discounts, commissions to be paid by the selling holders and the fees and expenses of one counsel for such holders).

Changes to Joint Venture Documents

In connection with any initial public offering of securities of GE SeaCo, the parties would agree to make such changes to GE SeaCo as may be customary and appropriate, including without limitation, changing the name of GE SeaCo to remove any intellectual property of General Electric Company and its affiliates and acquiring customary insurance for all managers and officers.

Other Provisions

In addition to the provisions outlined above, the Registration Rights Agreement will contain customary provisions not inconsistent with such the terms of this term sheet.

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Annex III
EMA Illustration

EXHIBIT A

	Summary of EMA profit misallocations

		In $

		MLA	EMA Genstar	EMA SCL	Owned GE SeaCo	Total

THE 1998-2006 CORRECTION
	Original entries
	1998 - 2006 Entries as booked prior to discovery of errors	$79,602,000.00	$1,908,000.00	$42,831,000.00	$52,703,000.00	$177,044,000.00
	Management fees	$—	$(95,000.00)	$(2,547,000.00)	$2,642,000.00	$—

A	1998 - 2006 Entries booked net of management fees prior to discovery of errors	$79,602,000.00	$1,813,000.00	$40,284,000.00	$55,345,000.00	$177,044,000.00

	Forensic Methololgy
	1998 - 2006 Forensic accounting method	$84,902,000.00	$2,008,000.00	$28,540,000.00	$61,594,000.00	$177,044,000.00
	Management fees	$—	$(140,000.00)	$(1,986,000.00)	$2,126,000.00	$—
B	1998 - 2006 Forensic accounting method net of management fees	$84,902,000.00	$1,868,000.00	$26,554,000.00	$63,720,000.00	$177,044,000.00

	Variance Reflected in 2007 Financial Statements
	1998 - 2006 Difference between methods	$5,300,000.00	$100,000.00	$(14,291,000.00)	$8,891,000.00	$—
	Management fees	$—	$(45,000.00)	$561,000.00	$(516,000.00)	$—
C	1998 - 2006 variance (B - A)	$5,300,000.00	$55,000.00	$(13,730,000.00)	$8,375,000.00	$—

THE 2007 ADJUSTMENT
	Method applied on an interim basis
	2007 NBV method	$6,273,000.00	$1,174,000.00	$5,553,000.00	$15,497,000.00	$28,497,000.00
	Management fees	$—	$(92,000.00)	$(426,000.00)	$519,000.00
D	2007 NBV method net of management fees	$6,273,000.00	$1,082,000.00	$5,127,000.00	$16,016,000.00	$28,497,000.00

	Method Reflected in 2007 Financial Statements
	2007 Forensic accounting method	$5,921,000.00	$913,000.00	$6,311,000.00	$15,352,000.00	$28,497,000.00
	Management fees	$—	$(69,000.00)	$(473,000.00)	$543,000.00
E	2007 Forensic accounting method net of management fees	$5,921,000.00	$844,000.00	$5,838,000.00	$15,895,000.00	$28,497,000.00

	Benefit Detriment From Changing Methodology
	2007 Difference between Methods	$(352,000.00)	$(261,000.00)	$758,000.00	$(145,000.00)
	Management Fees	$—	$23,000.00	$(47,000.00)	$24,000.00
F	2007 Benefit (Detriment)	$(352,000.00)	$(238,000.00)	$711,000.00	$(121,000.00)

SETTLEMENT
	Forensic accountants’ damages calculation (includes interest but excludes attorneys’ fees	$9,245,000.00	$144,000.00	$(19,849,000.00)	$10,460,000.00

	Amounts withheld as of Dec 31 2007	$9,245,000.00	$144,000.00	$(18,585,000.00)	$9,196,000.00
	Interest on money withheld as of 31 March 2008			$(298,000.00)
	Amount released by SCL in Settlement			$(18,883,000.00)

	1998 - 2006 Difference between methods net of management fees (E)	$5,300,000.00	$55,000.00	$(13,730,000.00)	$8,375,000.00

	Settlement Fee (Accrued Liability on GE Seaco Books to be released)			$5,153,000.00

	Application of Settlement Fee			$(5,153,000.00)	$5,153,000.00

	Q1 2008 additional amount withheld to be released to SCL			$1,264,000.00	$(1,264,000.00)

EXHIBIT B

Exhibit B

To Call Writer Directly: 312 861-2342 dagay@kirkland.com	KIRKLAND & ELLIS LLP AND AFFILIATED PARTNERSHIPS 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000 www.kirkland.com	Facsimile: (312) 861-2200 Dir. Fax: (312) 861-2200

April 25, 2008

Robert Lemons

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Re:     SCL Framework Agreement

Dear Rob:

I write in connection with that certain Framework Agreement dated as of April 25, 2008 (the “Framework Agreement”), among Sea Containers Ltd, as debtor and debtor-in-possession, for itself and its subsidiaries (including but not limited to Quota Holdings Ltd.) (“SCL”), GE SeaCo SRL, for itself and its subsidiaries (“GE SeaCo”), General Electric Capital Corporation, for itself and its subsidiaries (“GECC”) (including but not limited to Genstar Container Corporation, and, including but not limited to GE Capital Container SRL and GE Capital Container Two SRL (collectively, the “GE Quotaholders”)).

As you know, SCL is party to that certain Secured Super-Priority Debtor-In-Possession Credit Agreement, dated as of July 20, 2007 (the “DIP Agreement”). By the respective signatures of SCL and GECC below, they confirm the following: (1) GE SeaCo will not be executing the Framework Agreement pending further notice from SCL regarding whether GE SeaCo can execute the Framework Agreement without SCL violating the DIP Agreement; (2) the GE Quotaholders, GECC, and SCL will take all actions necessary to cause GE SeaCo to act, or to cause GE SeaCo to not act, in accordance with the Framework Agreement; (3) to the extent necessary, the signatories to the definitive settlement agreement contemplated by the Framework Agreement will be limited to the GE Quotaholders, GECC, and SCL; (4) the Framework Agreement shall be binding on SCL, GECC, and the GE Quotaholders notwithstanding GE SeaCo not executing the Framework Agreement; (5) if SCL is able to do so without violating the DIP Agreement (and/or SCL is able to obtain consent from the other parties to the DIP Agreement to do so), SCL agrees to include GE SeaCo as a party to the definitive settlement

Hong Kong	London	Los Angeles	Munich	New York	San Francisco	Washington, D.C.

agreement contemplated by the Framework Agreement; and (6) GE SeaCo is entitled to all benefits from the Framework Agreement notwithstanding GE SeaCo not executing the Framework Agreement.

Sincerely,

/s/ David A. Agay
David A. Agay

SEA CONTAINERS LTD.

By:	/s/ Laura Barlow
	Name:	Laura Barlow
	Title:	Chief Restructuring Officer

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ David G. Amble
	Name:	David G. Amble
	Title:	Vice President

DA

cc:	David Eaton (K&E)
Laura Barlow (SCL)
Mark Wilson (SCL)
Gary Holtzer (WGM)

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EXHIBIT C

Exhibit C

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
SEA CONTAINERS LTD., et al.,(1)	) )	Case No. 06-11156 (KJC) (Jointly Administered)
)
Debtors.	)	Ref. Docket No.
)

ORDER AUTHORIZING SCL’S ENTRY INTO FRAMEWORK
AGREEMENT WITH GECC FOR THE GLOBAL SETTLEMENT OF
PENDING CLAIMS AND OTHER MATTERS REGARDING GE SEACO

Upon the motion (the “Motion”)(20) of the Debtors for the entry of an order authorizing SCL’s entry into the Framework Agreement by and among SCL, for itself and its subsidiaries and General Electric Capital Corporation (“GECC”), for itself and its subsidiaries;(21) and upon consideration of the Motion and all pleadings related thereto; and this Court finding that (a) this Court has jurisdiction over this matter pursuant to 28 U.S.C. § § 157 and 1334, (b) this matter is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2), and (c) notice of the Motion was due and proper under the circumstances; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates, and creditors; and after due deliberation, and good and sufficient cause appearing therefore, it is hereby

ORDERED, that the Motion is granted; and it is further

ORDERED, that the Framework Agreement is hereby approved; and it is further

(1)                        The Debtors are Sea Containers Caribbean Inc., Sea Containers Ltd., and Sea Containers Services Ltd.

(2)                        Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Motion.

(3)                        GECC’s subsidiaries include, but are not limited to, GE Capital Container SRL, GE Capital Container Two SRL (together with GE Capital Container SRL, “GE Capital Container”), and Genstar Container Corporation (“Genstar”).

ORDERED, that the Debtors are authorized to enter into and perform all obligations under the Framework Agreement; and it is further

ORDERED, that the Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Order in accordance with the Motion including taking all actions necessary to comply with and implement the Framework Agreement; and it is further

ORDERED, that, notwithstanding the possible applicability of FED. R. BANK. P. 6004(h), 7062 and 9014, the terms and conditions of this Order shall take effect immediately upon entry; and it is further

ORDERED, that this Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation of this Order.

Dated:	Wilmington, Delaware
June , 2008

KEVIN J. CAREY UNITED STATES BANKRUPTCY JUDGE

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